      As filed with the Securities and Exchange Commission on June 12, 2002
                                                      Registration No. 333-90090
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                 AMENDMENT NO 1
                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                        DATA CONVERSION LABORATORY, INC.
             (Exact name of Registrant as specified in its charter)

           New York                                  7374                                         11-2685851
 (State or Other Jurisdiction of         (Primary Standard Industrial                          (I.R.S. Employer
  Incorporation or Organization)          Classification Code Number)                        Identification No.)


                        184-13 Horace Harding Expressway
                         Fresh Meadows, New York 11365
                                 (718) 357-8700
                            (718) 357-8776 Facsimile
  (Address, including zip code, and telephone number, including area code, of
                        Registrant's executive offices)

                               ----------------

                                   MARK GROSS
                     President and Chief Executive Officer
                        Data Conversion Laboratory, Inc.
                        184-13 Horace Harding Expressway
                         Fresh Meadows, New York 11365
                                 (718) 357-8700
                            (718) 357-8776 Facsimile
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:


         Joel J. Goldschmidt, Esq.                   Mark von Bergen, Esq.
     Morse, Zelnick, Rose & Lander LLP             Joshua E. Husbands, Esq.
              450 Park Avenue                        Holland & Knight LLP
         New York, New York 10022                   2300 U.S. Bancorp Tower
              (212) 838-8269                         111 S.W. Fifth Avenue
          (212) 838-9190 Facsimile                  Portland, Oregon 97204
                                                        (503) 243-2300
                                                   (503) 241-8014 Facsimile


                                ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

PROSPECTUS (Subject to Completion)
Dated June 12, 2002



                                1,250,000 Units

                        [Data Conversion Laboratory LOGO]







                                ----------------

   This is our initial public offering. We are offering 1,250,000 units, each unit consisting of one common share and one unit warrant. We expect that the initial public offering price will be between $7.50 and $8.50 per unit. Each unit warrant will entitle its holder to purchase one common share at an exercise price equal to 150% of the unit offering price. The unit warrants are exercisable at any time after they become separately tradable until their expiration date, five years after the date of this prospectus. We may redeem some or all of the unit warrants, beginning six months after the date of this prospectus, at a price of $0.25 per unit warrant, if the closing price for our stock, as reported on the Nasdaq SmallCap Market for any ten consecutive trading days, is at or above 200% of the unit offering price.

   The common shares and the unit warrants will trade only as a unit for 30 days following this offering. After that date, the common shares and the unit warrants will trade separately.

   If our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, we will promptly declare and pay a 10% stock dividend to common shareholders of record as of the record date for that dividend. There will be no increase in the number of, or decrease in the exercise price for, the common shares underlying the unit warrants and the representative's warrant as a result of this dividend. Our executive officers and one other shareholder have agreed to immediately return any dividend shares they may receive to us as a contribution to capital.

   No public market currently exists for any of our securities. We are applying to the Nasdaq SmallCap Market to list the units, common shares and unit warrants under the symbols "DCLXU," "DCLX" and "DCLXW," respectively.

   Investing in these units involves significant risks. See "Risk Factors" beginning on page 7.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.
                                ----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                            Per Unit                           Total
--------------------------------------------------------------------------------
Initial public
  offering price........    $                                $
--------------------------------------------------------------------------------
Underwriting discount...    $                                $
--------------------------------------------------------------------------------
Proceeds to us, before
  expenses..............    $                                $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



   Paulson Investment Company, Inc. is the representative of the underwriters of this offering. We have granted the representative a 45-day option to purchase up to an additional 187,500 units to cover over-allotments.

                                ----------------


                        PAULSON INVESTMENT COMPANY, INC.


                       I-BANKERS SECURITIES INCORPORATED


                 The date of this Prospectus is          , 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               INSIDE FRONT COVER


                           [GRAPHICS TO BE SUPPLIED]














   This graphic illustrates the conversion process. The center of the graphic is a circle symbolizing our proprietary conversion software. The core of the circle is called "DCL Conversion Hub." Around the core are different segments representing various modules to the software. Above the circle is the original content, a short news article. Surrounding the article are graphics depicting the original format in which the article could have been produced: on CD ROM; in a book; as a newspaper article or on a computer in a word processing format. Arrows lead from the article through the software circle to the same article converted into XML with tags applied to describe the different elements of the article. Graphics surround the XML version, depicting some of the ways it can be viewed: on the Web, through a personal display unit, on a laptop computer or on a personal digital assistant.

                            ------------------------

                               Prospectus Summary


   This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including our financial statements and the notes to those statements. Unless indicated to the contrary, historical financial information has not been adjusted to reflect a 1.345641-for-1 stock split in the form of a dividend effected on May 30, 2002. All other information regarding our securities has been adjusted to reflect this dividend.

   Unless stated to the contrary, references to "we," "us," "our," "DCL" or the "company" in this prospectus refer to Data Conversion Laboratory, Inc. and, where appropriate, its predecessors.

                           Data Conversion Laboratory

   We are a leading independent provider of data conversion services. Since our inception in 1981, we have converted content from one format to another in response to evolving client preferences and advances in technology. Using our proprietary conversion methodology and software, we specialize in implementing and managing large, complex conversion projects, converting a broad range of content to and from a variety of formats. Currently, the majority of our business consists of converting content to the markup languages XML and SGML. These services enable our clients to publish, distribute, search, store and provide access to data and information over a wide range of electronic and digital communication channels, including the Internet, intranets, extranets and wireless personal communication devices. Our clients currently include large manufacturing companies, professional societies, publishers, defense contractors and the United States Department of Defense.

   Over the last few years, we have benefited from the rapid growth of the data conversion industry. From 2000 to 2001, our revenues grew 50.0%, increasing from $3.3 million to $4.9 million, and our gross margin increased from 35.0% to 42.9%. In 2001 we reported pre-tax income of $889,000 compared to a pre-tax loss of $94,000 in 2000. The industry's growth is attributable to a number of factors, including the increasing popularity of the Internet; the development of various markup languages, such as SGML and XML, that make it easier to publish, distribute, search, store and access content in digital format; government regulations mandating or otherwise encouraging the use of digital technology to publish and distribute content; and a general trend by large organizations to outsource their data conversion needs.

   We believe that we are well-positioned to capitalize on the anticipated continued growth of the data conversion industry because of our competitive advantages.

   Reputation and brand identity. We believe that, as a result of more than 20 years in the industry, we have developed a reputation as a high-quality, reliable and efficient provider of data conversion services.

   Software technology. We have developed comprehensive proprietary conversion software that automates substantially all of the conversion process.

   Conversion methodology. Our proprietary conversion methodology is designed to address the principal issues of a complex, large-scale conversion project. It allows us to efficiently and accurately design each conversion project to meet the client's requirements and provides a mechanism for the client to review the results of the project and provide feedback.

   Vendor network. Our network of high quality, low-cost vendors allows us to outsource the non-automated portions of the conversion process. As a result, we are able to reduce our costs, maintain flexibility and execute multiple conversion projects simultaneously.

   We intend to use these advantages to expand our existing client relationships and develop new ones. We currently have an established position in three large markets: scientific, technical and medical, or STM, publishing; corporate technical documentation; and defense. Recently, we have expanded into a fourth large market, educational publishing. We plan to use a portion of the net proceeds to hire additional sales and marketing personnel and to develop three new markets within the next year. We also intend to enter into strategic relationships and pursue strategic acquisitions that will enable us to expand our client base.

   We commenced operations in 1981 and incorporated in 1984 under the name M.J. Gross & Company, Inc. Since inception, we have operated under the name Data Conversion Laboratory. In June 2002, we changed our name to Data Conversion Laboratory, Inc. Our offices are located at 184-13 Horace Harding Expressway, Fresh Meadows, New York 11365, and our telephone number is (718) 357-8700. Our online address is www.dclab.com. None of the information on our Web site is part of this prospectus.

                                  The Offering

Securities offered. . . . . . . . . .  1,250,000 units, each unit consisting of one common share and one redeemable
                                       unit warrant, to purchase one common
                                       share. The common shares and the unit
                                       warrants will trade as units for 30
                                       days following the effective date of
                                       this prospectus. After that date, the
                                       common shares and the unit warrants
                                       will trade separately.

Common shares to be outstanding after
 the offering . . . . . . . . . . . .  2,671,314

Stock dividend. . . . . . . . . . . .  If our audited pre-tax income for the year ending December 31, 2002 is less
                                       than $1.3 million, we will promptly
                                       declare and pay a 10% stock dividend to
                                       common shareholders of record as of the
                                       record date for that dividend. There
                                       will be no increase in the number of,
                                       or decrease in the exercise price for,
                                       the common shares underlying the unit
                                       warrants and the representative's
                                       warrant as a result of this dividend.
                                       Our executive officers and one other
                                       shareholder have agreed to immediately
                                       return any dividend shares they may
                                       receive to us as a contribution to
                                       capital.

Unit warrants:

   Number to be outstanding after this
   offering. . . . . . . . . . . . .   1,250,000

   Exercise terms. . . . . . . . . .   The unit warrants are exercisable at
                                       any time after they become separately
                                       tradable. Each unit warrant entitles
                                       its holder to purchase one common share
                                       at an exercise price equal to 150% of
                                       the unit offering price.

   Expiration date . . . . . . . . .            , 2007

   Redemption. . . . . . . . . . . .   We may redeem some or all of the unit
                                       warrants, commencing six months after
                                       the effective date of this prospectus,
                                       at a price of $0.25 per warrant, on 30
                                       days notice to the holders of the unit
                                       warrants. However, we may only redeem
                                       the unit warrants if the closing price
                                       for our stock, as reported on the
                                       Nasdaq SmallCap Market, for any ten
                                       consecutive trading days, is at or
                                       above 200% of the initial unit offering
                                       price.

Proposed Nasdaq SmallCap symbols. . .  Units                DCLXU
                                       Common shares        DCLX
                                       Unit warrants        DCLXW

Risk factors. . . . . . . . . . . . .  An investment in the units involves a high degree of risk. You should not
                                       consider this offer if you cannot
                                       afford to lose your entire investment.
                                       Please refer to "Risk Factors" for a
                                       description of the risk factors you
                                       should consider.

Use of proceeds . . . . . . . . . . .  We will use the net proceeds we receive from this offering, which we estimate
                                       will be approximately $8.3 million,
                                       assuming an initial public offering
                                       price of $8.00 per unit, to expand our
                                       sales and marketing efforts, further
                                       enhance our proprietary software and
                                       make a final S corporation distribution
                                       to our pre-offering shareholders and
                                       for working capital and general
                                       corporate purposes.

   Unless otherwise stated, all information contained in this prospectus assumes no exercise of:

   o the unit warrants;

   o the over-allotment option to purchase up to 187,500 units;

   o warrants to purchase 125,000 units granted to the representative in connection with this offering;

   o outstanding options granted under our 2001 stock option plan to purchase 185,261 common shares, of which 134,530 have an exercise price of $2.60 per share and 50,731 have an exercise price of $8.00 per share; and

   o options to purchase 78,720 common shares, having an exercise price of $0.42359 per share.

This information also assumes that no common shares will be issued as a dividend.

                         Summary Financial Information

Statement of Operations Data:


                                                                                                    Three months ended
                                                                      Years ended December 31,           March 31,
                                                                       -----------------------    -----------------------
                                                                         2000          2001          2001         2002
                                                                      ----------    ----------    ----------   ----------
                                                                                                        (unaudited)
                                                                        (in thousands, except share and per share data)
Revenue ...........................................................   $    3,252    $    4,879    $    1,071   $    1,422
Gross margin ......................................................   $    1,138    $    2,096    $      405   $      631
Selling, general and administrative expenses ......................   $    1,124    $    1,017    $      324   $      326
Other expenses ....................................................   $      108    $      190    $       51   $       73
Income (loss) before provision for (benefit from) taxes ...........   $      (94)   $      889    $       30   $      232
Net income (loss) .................................................   $      (94)   $      800    $       30   $      214
Basic net income (loss) per common share ..........................   $    (0.09)   $     0.80    $     0.03   $     0.21
Diluted net income (loss) per common share ........................   $    (0.09)   $     0.75    $     0.03   $     0.20
Weighted-average number of shares outstanding - basic .............    1,000,000     1,000,000     1,000,000    1,000,000
Weighted-average number of shares outstanding - diluted ...........    1,000,000     1,063,521     1,047,608    1,062,896

   Since our inception, we have been an S corporation for federal and state income tax purposes. As a result, we do not pay federal and state corporate income taxes. Immediately before this offering is consummated, we will terminate our status as an S corporation. Had we been a C corporation in 2000 and 2001, income tax expense would have been materially different. The pro forma statement of operations data for the year ended December 31, 2001 and the three months ended March 31, 2002 set forth below reflects our operating results assuming we were not an S corporation for those periods.

Pro Forma Statement of Operations Data:


                                                                    Three months
                                                      Year ended        ended
                                                     December 31,     March 31,
                                                         2001           2002
                                                     ------------   ------------
                                                                     (unaudited)
                                                        (in thousands, except
                                                         share and per share
                                                                data)
Net income ......................................     $      800     $      214
Pro forma provision for income taxes ............            349             69
                                                      ----------     ----------
Pro forma net income ............................     $      451     $      145
                                                      ==========     ==========
Pro forma basic net income per share ............     $     0.43     $     0.14
                                                      ----------     ----------
Pro forma diluted net income per share ..........     $     0.40     $     0.13
                                                      ==========     ==========
Pro forma weighted-average number of shares -
  basic..........................................      1,056,250      1,056,250
                                                      ==========     ==========
Pro forma weighted-average number of shares -
  diluted........................................      1,119,771      1,119,146
                                                      ==========     ==========


   The table below sets forth a summary of our balance sheet data as of December 31, 2001 and on an actual basis and as adjusted for this offering as of March 31, 2002. Balance sheet data as adjusted for this offering take into account the following:

   o the 1.345641-for-1 stock split effected as a dividend on May 30, 2002;

   o 75,000 common shares to be issued to members of the firm of Morse, Zelnick, Rose & Lander LLP, our attorneys, on the date of this prospectus, which will be charged to paid-in capital as an expense of this offering;

   o 673 common shares purchased by a former employee in April 2002 for $1,750;

   o the receipt of $8.3 million of estimated net proceeds of this offering, assuming an initial public offering price of $8.00 per unit; and

   o an estimated final S corporation distribution of $450,000 to our pre-offering shareholders.

Balance Sheet Data:


                                                            December 31, 2001        March 31, 2002
                                                            -----------------    ----------------------
                                                              (in thousands)               As adjusted
                                                                                               for
                                                                                 Actual   this offering
                                                                                 ------   -------------
                                                                                      (unaudited)
                                                                                     (in thousands)
Current assets..........................................          $1,058         $1,015      $ 8,867
Working capital.........................................          $    7         $  178      $ 8,030
Total assets............................................          $2,334         $2,317      $10,169
Total liabilities.......................................          $1,144         $  913      $   913
Shareholders' equity....................................          $1,190         $1,405      $ 9,256


   We have rights to the following unregistered names and marks: Data Conversion Laboratory and MindReader(sm). All other trademarks, trade names or service marks appearing in this prospectus belong to their respective owners.

                                  RISK FACTORS


   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any units.


                         Risks Related to Our Business

Our revenue is derived entirely from providing data conversion services. The data conversion industry is relatively new and evolving. If the market for data conversion services does not grow, our business, operations and financial condition will be adversely affected.

   All of our revenue, is and is expected in the foreseeable future to be, derived from providing data conversion services. As a consequence, our near-term future success depends on the growth of this industry and our ability to capitalize on this growth, neither of which may occur. The market for data conversion services is relatively new and its growth and market acceptance is uncertain. Content owners that have already adopted or that rely on other means of exchanging information may be reluctant or slow to adopt a new strategy that may render their existing structure obsolete. In anticipation of the growth of this industry, we have expanded our operations significantly in recent years. As a result, we have incurred new fixed operating expenses, such as additional administrative and managerial personnel. To capitalize on this investment, we need to develop new client relationships and expand existing ones. A decrease in the demand for data conversion services or its failure to achieve broad market acceptance would significantly harm our growth prospects, operating results and financial condition. If our revenues do not increase sufficiently to offset these increased expenses, our operating results may be adversely affected.

Our operating history may not be indicative of our future prospects because our business is constantly evolving through the development and introduction of new products and services and changing client preferences. If we do not keep pace with these changes, our current services may become obsolete or unmarketable.

   Our operating history may not be a meaningful indicator of our future prospects. The data conversion industry is characterized by rapidly changing technologies, evolving industry standards, new product and service introductions and changing customer requirements. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a rapidly changing and highly competitive market. To be competitive and serve our clients effectively, we must respond in a timely and cost-efficient basis to changes in technology, industry standards, procedures and client preferences. We may experience technical or other difficulties that prevent or delay our responses. These delays could cause our current services to become obsolete and unmarketable. In addition, we may incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

Our revenues are difficult to predict because they are generated on a project-by-project basis and projects may be cancelled with little or no notice. Since a large portion of our expenses is fixed, any decline in our revenues could adversely impact our operating results.

   Our revenues are derived primarily from fees for services generated from project-based client engagements. These projects vary in size and scope. Once we complete a project, we have no assurance that the client will retain us again in the future. In addition, clients may cancel, change or delay production requirements with little or no notice. As a result, our revenues are difficult to predict from period to period. Other factors may also contribute to fluctuations in our operating results including timing of client projects; volume of projects; the timing of our expenditures in anticipation of future projects; our effectiveness in managing the conversion process; changes in economic conditions; and unforeseen events. We make significant decisions based on our estimates of client requirements, including decisions regarding the levels of business we will seek and accept, production schedules, equipment procurement, personnel hiring and other resource acquisition. The nature of our clients' commitments and the possibility of changes in demand for their products may reduce our ability to estimate accurately future client requirements. On occasion, clients may require rapid increases in production, which could stress our resources. We may not have sufficient capacity at all times to meet all of our clients' requirements. Finally, a substantial portion of our expenses, particularly those related to compensation, rent and equipment, is fixed. Consequently, a reduction in client demand for our services can adversely affect our operations and financial condition.

Our government customers are subject to budgetary and political constraints, which may delay or prevent sales.

   We do a significant amount of business with U.S. government agencies, including the Department of Defense. These agencies often do not set their own budgets and, therefore, have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an agency wants to use our services, it may be unable to do so as a result of budgetary or political constraints. Some government agency orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays, which frequently occur in connection with the acquisition of products and services by these agencies. Although military spending has recently increased, particularly since the September 11, 2001 terrorist attacks, there may be political pressure to use these funds for purposes other than data conversion services.

The data conversion industry is highly competitive, and we expect competition to intensify. If we cannot compete effectively, our business and operations will be adversely affected.

   The market for our services is extremely competitive and fragmented, and we expect competition to intensify as the market evolves. As a result of this competitive environment, we may lose clients or have difficulty acquiring new ones. A significant source of competition is the in-house capability of our targeted client base. We cannot assure you that these clients and potential clients will outsource more of their needs or that they will not bring in-house services that they currently outsource. Some of our competitors have longer operating histories, larger client bases, more established relationships with their clients, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Consequently, they may be in a better position than we are to respond quickly to new or emerging technologies, address changes in client requirements, adopt more aggressive pricing policies, make attractive offers to potential employees and strategic partners and devote resources to the development, promotion and sale of products and services. In addition, existing or future competitors may develop and offer competing services that are superior to, or have greater market acceptance than, ours. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which would have a material and adverse effect on our business, results of operations and financial condition.

We generate a large portion of our revenues from a small number of clients, the loss of any one of which could adversely affect our business.

   For the quarter ended March 31, 2002, our largest client accounted for approximately 20.3% of our revenue, and our four largest clients, collectively accounted for 45.6% of our revenue. In 2001, our largest client accounted for approximately 13.7% of revenue, and our four largest clients, collectively, accounted for 35.1% of revenue. In 2000, our three largest clients each accounted for more than 10% of revenue and, collectively, accounted for 40.1% of revenue. We expect the relatively high level of client concentration to continue. We have no long-term contracts with any of these clients to ensure a continued stream of revenue from them. We cannot assure you that the volume of work performed for these clients will be sustained from year to year, and there is a risk that these clients may not retain us in the future. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues in the relevant fiscal period could substantially decline and our operating results could be adversely affected.

If we fail to maintain our reputation and expand our name recognition, we may not be able to remain competitive.

   We believe that establishing and maintaining a strong reputation and name recognition as a high quality provider of data conversion services is critical for attracting and retaining clients. We also believe that the importance of reputation and name recognition will increase as competition increases. If our reputation is damaged or if potential clients are not familiar with the services we provide, we may lose market share. To maintain and build our reputation, we must continue to provide high quality and efficient service and must expand our marketing efforts. We cannot assure you that we will be able to successfully and effectively maintain and expand our reputation and brand recognition.

If we are unable to protect our proprietary technology and intellectual property rights against infringement or misappropriation, we may lose our competitive advantage and we may incur substantial costs to protect our rights.

   We believe that our future success and ability to compete depends, in part, on our proprietary methodology and proprietary software. We have not obtained or filed any applications for patents to protect these proprietary rights, and we have not registered or applied to register any trademarks, trade names, service marks, service names or copyrights that we may own. Essentially, we rely on trade secret laws and confidentiality agreements with employees and common law principles to protect our proprietary rights. These measures may prove inadequate to protect our proprietary rights. Despite our efforts, unauthorized parties may attempt to copy aspects of our methodology or the source code to our software or to obtain or use information that we regard as proprietary. In addition, the scope of any proprietary rights that we may have is uncertain and may not be sufficient to prevent others from developing and selling competing products and services, which could have a material adverse effect on our business. If any of our proprietary rights are misappropriated, we may have to incur substantial legal costs to enforce our rights, which could also have a material adverse effect on our financial condition and results of operations.

If third parties ever assert that we have infringed on their intellectual property rights, we could incur substantial costs and experience diversion of management's attention and disruption of our business.

   In the future, third parties may assert infringement claims against us or claim that we have violated their intellectual property rights. Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management's attention from our business. While we know of no basis for any future claims of this type, authorship of intellectual property rights can be difficult to verify. Competitors could assert, for example, that their former employees whom we have hired have misappropriated their proprietary information for our benefit. In such an event, even if the claim were not true, we might be forced to spend substantial amounts of management time and our available capital to defend the action and perhaps to pay a judgment or settlement, which could adversely impact our operations. If it is ultimately decided that we have infringed on a third party's proprietary rights, we could be required to enter into royalty or licensing agreements to continue using those rights. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all.

As part of our growth strategy, we intend to expand into new markets, which will require the expenditure of substantial sums of capital. If these efforts are unsuccessful, our business, operations and financial condition will be adversely affected.

   As part of our growth strategy, we are broadening our sales and marketing focus beyond our traditional base of customers. We believe that our future success and growth depends, in part, on our ability to successfully penetrate new markets. Our limited resources, the high cost of developing new markets and the lengthy sales cycle, limit the number of markets we can target and also limit our ability to effectively pursue marketing development activities in multiple markets simultaneously.

As part of our growth strategy, we intend to seek strategic acquisitions. Integrating an acquired business may not be successful and could be disruptive to the historical parts of our operations.

   Our future growth depends, to a certain extent, on our ability to identify and acquire on acceptable terms businesses that enhance or complement our current operations. We may not be able to identify or complete strategic acquisitions or that any acquisitions that we do complete will have the benefits that we anticipated at the outset. Acquisitions involve a number of risks and challenges, including:

   o expenses and difficulties in identifying appropriate targets and the costs associated with aborted transactions;

   o expenses, delays and difficulties of integrating an acquired business into our existing operations;

   o undisclosed or potential legal liabilities of the acquired business;

   o diverting management's attention from existing operations;

   o potential loss of key employees and clients of the acquired business;

   o lack of experience in the market of the acquired business; and

   o an increase in expenses and working capital requirements.

These and other factors could adversely affect our ability to achieve anticipated levels of profitability or other anticipated benefits of an acquisition. Furthermore, acquisitions may require us to incur debt or obtain additional equity financing, which could increase our leverage or dilute the interests of our existing shareholders. We cannot assure that we will consummate any acquisitions in the future.

We depend on the continued services of our key executives.

   Our future success depends to a large extent on the continued services of our key executives. There is an intense competition for qualified administrative and management personnel and skilled professionals, and we cannot assure you that we will be able to retain these executives and other employees. We could be materially and adversely affected by the loss of such personnel. In addition, we cannot assure that any non-compete and non-solicitation agreements that we may have with these employees are enforceable.

Since we depend on our direct sales force to sell our services, our future growth will depend, in part, on our ability to hire, train and retain qualified sales personnel.

   We sell our services exclusively through our direct sales force, and we expect to continue to do so for the foreseeable future. Currently, our entire sales force consists of three people. Our ability to increase revenues depends, in part, on our ability to attract, train and retain qualified sales personnel. We believe that there is significant competition for qualified sales personnel with the advanced sales skills and technical knowledge that we need. If we are not able to attract, hire and retain experienced and competent sales personnel, our business will be harmed. In addition, any significant turnover in our sales force could harm our operations. Sales force turnover tends to slow sales efforts until replacement personnel can be recruited and trained.

Our continued growth may strain our resources, which could adversely affect our business, financial condition and results of operations.

   A key part of our strategy is to grow organically and through acquisition, which could further strain our managerial, financial and other resources. We cannot assure you that we will be able to manage our growth effectively. To manage our future growth, we must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures, controls and management resources are inadequate to support our operations, our growth would be halted and we could lose the opportunity to gain significant market share. The failure to manage our growth effectively may lead to inefficiencies and redundancies and result in reduced growth prospects and profitability.

We may need additional capital in the future, which may not be available to us. Raising additional capital would dilute the interests of our existing shareholders.

   In the future, we may need to raise additional capital through public or private debt or equity financing to take advantage of expansion or acquisition opportunities, enhance or upgrade our software, develop new solutions, penetrate new markets or meet working capital requirements. Any additional capital raised thought the sale of equity or equity-linked securities would dilute the ownership percentage of our existing shareholders. These securities could also have rights, preferences or privileges senior to those of our outstanding capital stock. We cannot assure that we will be able to obtain additional financing when needed on acceptable terms or at all. If we cannot obtain additional financing when needed on acceptable terms, we may not be able to take advantage of business opportunities or respond to competitive developments, which could have a material adverse effect on our business, operations and financial condition.

Terrorism and the uncertainty of war could have adverse effect on our business.

   The September 11, 2001 terrorist attacks and their aftermath have had and may continue to have a negative effect on our country's political and economic conditions and may adversely affect our business.


                         Risks Related to this Offering


The market price of our common shares could fluctuate significantly because of various factors, some of which are beyond our control.

   The stock market in recent years has experienced significant price and volume fluctuations that have affected market prices for the stock of technology companies. These fluctuations have often been unrelated to or disproportionately affected by the operating performance of these companies. In particular, the price levels at which many stocks were traded immediately following their initial public offering were often difficult to sustain. The market price of our common shares could fluctuate significantly after this offering in response to a variety of factors, some of which may be beyond our control. These factors may include one or more of the following:

   o quarterly operating results falling below or exceeding analysts' or investors' expectations in any given period;

   o changes in financial estimates or investment recommendations by securities analysts following our business;

   o changes in market valuations of, or earnings and other announcements by, our competitors;

   o announcements by our competitors of new technological innovations, service offerings, contracts, acquisitions or strategic relationships;

   o departures of key personnel; and

   o changes in business or regulatory conditions.

   In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to be involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business. We cannot predict the future performance of the capital markets in general and the technology stocks in particular, and we cannot assure you that the price for our common shares will not drop significantly subsequent to this offering, whether related to our business or to the capital markets generally.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

   Our revenues and operating results have varied significantly in the past and may vary significantly in the future due to various factors, including changes in our operating expenses, market acceptance of our services, regulatory changes that may affect the marketability of our services, budgetary cycles of our principal clients, the mix and timing of client projects, and one-time nonrecurring and unusual charges. As a result of these and other factors, we believe that period-to-period comparisons of our operating results may not be meaningful in the near term and that you should not rely upon our performance in a particular period as indicative of our performance in any future period.

We are controlled by a limited number of shareholders.

   Immediately after this offering, our principal shareholders, Mark and Judy Gross, will own 46.2% of our issued and outstanding common shares. If the over-allotment option is exercised in full, they will own 43.1%.

In either event, they will have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing directors, selling all or substantially all of our assets, merging with another entity or amending our certificate of incorporation. This de facto control could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for our securities.

The initial public offering price of the units does not necessarily relate to any established criteria of value so our securities may trade below the initial public offering price.

   The initial public offering price per unit in this offering has been determined through negotiations between the representative of the underwriters and us and does not necessarily relate to any established criteria of value. We cannot assure you that the trading price of our securities after this offering will equal or exceed the initial public offering price.

An active trading market for our securities may not develop after this offering, and you may have difficulty selling your units, shares or unit warrants.

   There is currently no public market for the units, common shares or unit warrants. We cannot assure that an active public trading market for our common shares or unit warrants will develop or be sustained after this offering. If an active and liquid trading market does not develop or is not sustained, you may have difficulty selling your securities.

We do not anticipate paying cash dividends in the foreseeable future. This could make our stock less attractive to potential investors.

   Some investors prefer companies that pay cash dividends. We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Aside from a final distribution of our S corporation profits to our pre-offering shareholders, we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements.

If we pay a stock dividend that is not tax-free, you will have taxable income in an amount equal to the fair market value of the stock to the extent of our earnings and profits but we will not distribute cash with which you could pay the tax.

   We have agreed with the underwriters that, if our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, we will promptly declare and pay a 10% stock dividend to common shareholders of record as of the record date for that dividend. There will be no increase in the number of, or decrease in the exercise price for, the common shares underlying the unit warrants and the representative's warrant as a result of this dividend. Our executive officers and one other shareholder have agreed to immediately return any dividend shares they may receive to us as a contribution to capital. The proper tax treatment of this dividend is not certain. If the dividend is taxable, you will have ordinary income in an amount equal to the fair market value of the common shares you receive on the date of the distribution to the extent we have earnings and profits. We will not be distributing any cash that you can use to pay the taxes due on this dividend. The sale of common shares to generate cash to pay the taxes could have a depressing effect on the market price of our securities.

You may not be able to exercise your unit warrants if we do not maintain an effective registration statement covering the unit warrants.

   We are required to use reasonable efforts to maintain a registration statement relating to the offer and sale of the common shares underlying the unit warrants and to qualify the unit warrants for sale in jurisdictions in which the unit warrantholders reside unless an exemption from registration or qualification exists. If registration is not maintained, you may not be able to exercise the unit warrants and/or sell the underlying shares.

The unit warrants may be redeemed on short notice.

   Following a six-month period after the date of this prospectus, we may redeem the unit warrants for $.25 per unit warrant on 30 days notice, provided the closing price for our stock, as reported on Nasdaq SmallCap, was, for any ten consecutive trading days, at or above 200% of the unit price. If we give notice of redemption, you will be forced to sell or exercise your unit warrants or accept the redemption price. The notice of redemption could come at a time when, under your personal circumstances, it is not advisable or possible for you to exercise the unit warrants.

Future sales or the potential for sale of substantial number of our shares could cause the trading price of our common shares and unit warrants to decline.

   Sales of a substantial number of our common shares after this offering, or the perception that these sales may occur, could cause the market price of our common shares to decline and could materially impair our ability to raise capital through the sale of additional equity securities. The common shares sold in this offering, as well as the common shares issued when the unit warrants are exercised, other than shares held by an "affiliate," as that term is defined by the rules and regulations issued under the Securities Act of 1933, will be freely tradable without restriction under the Securities Act. The common shares held by existing shareholders are "restricted securities," as that term is defined in Rule 144 of the Securities Act, which are eligible for sale 90 days after the date of this prospectus. Of the 1,421,314 common shares that are restricted securities, 1,312,000 can be sold under Rule 144 and 33,641 may be sold without restriction under Rule 144(k). In addition, we have granted demand and piggyback registration rights to shareholders owning an aggregate of 112,731 common shares. If they exercise these rights, they could force us to register for resale the shares that they own. While we, our executive officers and directors and all of our existing shareholders have agreed not to sell any shares for a period of one year after this offering without the consent of the representative, the representative may waive that restriction in its sole discretion.

The existence of outstanding unit warrants and previously issued options may dilute your investment in our shares and impair our ability to obtain additional equity financing.

   Once this offering is completed, in addition to the 2,671,314 common shares actually issued and outstanding, there will be another 2,203,720 common shares reserved for future issuance as follows:

   o up to 1,250,000 common shares underlying the unit warrants;

   o up to 375,000 common shares underlying the representative's over-allotment option, including the shares underlying the unit warrants included in that option;

   o up to 250,000 common shares underlying the representative's warrants, including the shares underlying the unit warrants includable in the representative's warrants;

   o up to 250,000 common shares underlying stock options previously granted, or to be granted, under our 2001 stock option plan; and

   o up to 78,720 common shares underlying stock options that were not granted under our stock option plan.

In addition, if our audited pre-tax income for 2002 is less than $1.3 million, we will pay a 10% stock dividend to shareholders of record as of the record date for that dividend. The existence of these options and warrants and the possibility that we may have to issue the dividend shares could adversely affect the terms at which we could obtain additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common shares and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

Management has broad discretion over the use of proceeds from this offering. We may use the proceeds of this offering in ways that do not improve our operating results or the market value of our securities.

   We currently have identified specific uses for only a small portion of the net proceeds of this offering. We have significant flexibility as to the timing and the use of the proceeds. You will rely on our judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds of this offering in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

You will experience immediate and substantial dilution of your investment.

   We anticipate that the initial public offering price of the units will be substantially higher than the net tangible book value per common share after the offering. We estimate that each investor who purchases units in this offering will incur immediate dilution of approximately $4.54, or 56.8% of the initial public offering price per unit, assuming an $8.00 price, in net tangible book value for each common share included in the units. In addition, you may experience further dilution to the extent that common shares are issued in connection with the exercise of existing stock options at exercise prices less than the initial public offering price per unit.

Provisions of our certificate of incorporation and bylaws and New York law could deter takeover attempts that may offer you a premium, which could adversely affect our share price.

   Provisions of our certificate of incorporation, our bylaws and New York Business Corporation Law make acquiring control of us without the support of our board of directors difficult for a third party, even if the change of control would be beneficial to our shareholders. For example, our certificate of incorporation authorizes our board of directors to issue up to five million "blank check" preferred shares. This means that, without shareholder approval, the board of directors has the authority to attach special rights to preferred shares, including voting and dividend rights. With these rights, preferred shareholders could make it more difficult for a third party to acquire our company. In addition, a special meeting of shareholders may only be called by a majority of the board of directors or by our president, chief executive officer or chairman. Because shareholders do not have the ability to require the calling of a special meeting of shareholders, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties. In addition, removal of directors may only be done for cause upon the affirmative vote of the shareholders. The existence of these and other provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. Your inability to obtain a control premium could adversely affect the market price for our common shares.

You should not rely upon our forward-looking statements.

   Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue," or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in this "Risk Factors" section. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS


   Assuming an initial public offering price of $8.00 per unit and after deducting the estimated underwriting discount, expense allowance, and estimated offering expenses of $650,000 payable by us, we estimate that the net proceeds to us from this offering will be approximately $8.3 million, or $9.6 million if the representative exercises the over-allotment option in full.

   We expect to use these net proceeds substantially as follows:


                                                                   Approximate
                                                  Approximate       Percentage
                                                 Dollar Amount   of Net Proceeds
                                                 -------------   ---------------
Sales and marketing expenses ................     $3,500,000           42.2%
Capital expenditures ........................      1,500,000           18.1%
Final S corporation distribution ............        450,000            5.4%
Working capital and general corporate
  purposes...................................      2,850,000           34.3%
                                                  ----------          -----
                                                  $8,300,000          100.0%
                                                  ==========          =====


   Sales and marketing expenses. This amount reflects the anticipated costs to increase our market share by expanding our relationship with our existing clients, increasing our presence in the markets we currently serve and entering new markets. It includes the cost of hiring additional sales and marketing personnel, consultant fees, and expenses relating to attending trade shows and conventions and producing marketing materials.

   Capital expenditures. This amount reflects the cost of new property, plant and equipment, such as computer hardware, as well as the anticipated costs to further upgrade, enhance and improve the functionality of our proprietary data conversion software.


   Final S corporation distribution. The actual amount of the final S corporation distribution will include the estimated taxes payable by our shareholders on our 2001 taxable income and on our 2002 taxable income from January 1 through the date of this prospectus plus $150,000 of previously taxed S corporation income. The estimated federal, state and local taxes payable by our shareholders on our taxable income for 2001 and for the period ended March 31, 2002 are $300,000.


   Working capital and general corporate purposes. These costs include general and administrative costs, including the cost of hiring additional administrative, financial, technical, editorial and customer service personnel, acquiring and enhancing our operating, support and management systems and capital expenditures for computers and other equipment. We may use the portion of the amount currently allocated to working capital and general corporate purposes to reduce our current liabilities. Although we currently have no agreements or commitments to do so, we may also use a portion of the net proceeds to license or acquire new products, technologies or intellectual property or to acquire or invest in businesses complementary to ours. If the representative exercises the over-allotment option, the additional net proceeds of approximately $1.3 million will be added to working capital.

   The above allocation represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. We will retain broad discretion in the allocation of the net proceeds within the categories listed above. The amounts actually expended for these purposes may vary significantly and will depend on a number of factors, including our rate of revenue growth, cash generated by operations, our overall financial performance, evolving business needs and the other factors described in "Risk Factors."

   Pending their use, we intend to invest the net proceeds in interest-bearing, investment grade securities.

   We expect that the net proceeds from this offering, together with cash flow from operations, will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We may be required to seek additional sources of capital sooner if our operating assumptions change or prove to be inaccurate, or we complete any significant strategic acquisitions.

                                DIVIDEND POLICY


   As an S corporation, in the past we have, from time to time, distributed a portion of our earnings to our shareholders. In general, these distributions reflected the amount of taxes our shareholders were required to pay on their share of our taxable income. Immediately after this offering, we intend to make a final distribution to our pre-offering shareholders based on our 2001 taxable income and our 2002 taxable income through the date of this offering. After this offering, our board of directors, in their discretion, will determine whether and to what extent dividends should be paid based on factors they deem to be relevant at the time. These factors may include our earnings, financial condition and capital requirements, as well as other economic and general conditions. At this time we expect to retain all of our earnings to finance the expansion and development of our business.

   If our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, we will promptly declare and pay a 10% stock dividend to common shareholders of record as of the record date for that dividend. There will be no increase in the number of, or decrease in the exercise price for, the common shares underlying the unit warrants and the representative's warrant as a result of this dividend. Our executive officers and one other shareholder have agreed to immediately return any dividend shares they may receive to us as a contribution to capital. This dividend would not apply to the common shares underlying the unit warrants. Shareholders owning an aggregate of 1,387,000 common shares have agreed to immediately contribute the dividend shares back to us a contribution to capital.


                           S CORPORATION TERMINATION

   Since our inception, we have been an S corporation for federal and state income tax purposes. As a result, we do not pay federal or state corporate income taxes. Immediately before this offering, we will terminate our S corporation status and, as a result, we will, from that point on, be obligated to pay federal and state corporate income taxes at the regular corporate rates. Immediately after this offering is completed we will pay a final S corporation distribution to our pre-offering shareholders in an amount equal to the federal, state and local taxes they are obligated to pay on our 2001 taxable income and on our 2002 taxable income through the date of this offering plus an additional $150,000 of previously taxed S corporation income. Investors purchasing units in this offering will not receive any portion of this final distribution. Assuming our S corporation status terminated on March 31, 2002, the amount of the final S corporation distribution would have been approximately $450,000.

                                 CAPITALIZATION


   The following table sets forth our capitalization as of March 31, 2002 on an actual basis and on an adjusted basis. Our capitalization as adjusted for this offering takes into account the following:

   o the 1.345641-for-1 stock split effected as a dividend on May 30, 2002;

   o 75,000 common shares to be issued to members of the firm of Morse, Zelnick, Rose & Lander LLP, our attorneys, on the date of this prospectus, which will be charged to paid-in capital as an expense of this offering;

   o 673 common shares purchased by a former employee in April 2002 for $1,750;

   o the receipt of $8.3 million of estimated net proceeds of this offering, assuming an initial public offering price of $8.00 per unit; and

   o an estimated final S corporation distribution of $450,000 to our pre-offering shareholders.


                                                               March 31, 2002
                                                            --------------------
                                                            Actual   As adjusted
                                                            ------   -----------
                                                               (in thousands)
Long-term obligations ..................................    $   76      $   76
Shareholders' equity:
 Preferred shares, $0.01 par value: no shares
   authorized actual; 5,000,000 shares authorized, no
   shares issued and outstanding as adjusted............        --          --
 Common shares, $0.01 par value: 12,000,000 shares
   authorized, 1,000,000 issued and outstanding actual;
   25,000,000 authorized, 2,671,314 shares issued and
   outstanding, as adjusted.............................        10          27
Additional paid-in capital .............................     1,395       9,229
Retained earnings ......................................        --          --
                                                            ------      ------
    Total shareholders' equity .........................     1,405       9,256
                                                            ------      ------
    Total capitalization ...............................    $1,481      $9,332
                                                            ======      ======

                                    DILUTION


   If you purchase units in this offering, your interest will be diluted to the extent of the excess of the public offering price per common share over the as adjusted net tangible book value per common share after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of common shares outstanding. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the common share included in the unit and nothing to the unit warrant.

   At March 31, 2002, our net tangible book value was approximately
$1.4 million, or $1.40 per common share. Our pro forma net tangible book value at that date was $0.67 after giving effect to the following:

   o the 1.345641-for-1 stock split effected as a dividend on May 30, 2002;

   o 75,000 common shares to be issued to members of the firm of Morse, Zelnick, Rose & Lander LLP, our attorneys, on the date of this prospectus, which will be charged to paid-in capital as an expense of this offering;

   o 673 common shares purchased by a former employee in April 2002 for $1,750; and

   o an estimated final S corporation distribution of $450,000 to our pre-offering shareholders.

   After giving effect to the sale of the units in this offering at the assumed initial public offering price of $8.00 per unit, our net tangible book value of March 31, 2002 would have been approximately $9.3 million, or $3.46 per share. This represents an immediate increase of $2.79 per share to existing shareholders and immediate dilution of $4.54 per share to the new investors who purchase units in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per common share ........            $8.00
   Pro forma net tangible book value per common share at March 31,
    2002 .........................................................   $0.67
   Increase in pro forma net tangible book value per common share
    attributable to new investors ................................    2.79
                                                                     -----
   Pro forma, as adjusted net tangible book value per common
    share after the offering .....................................             3.46
                                                                              -----
   Dilution per common share to new investors ....................            $4.54
                                                                              =====


   The following table summarizes as of March 31, 2002 the differences between the existing shareholders and the new investors with respect to the number of common shares purchased, the total consideration paid and the average price per share paid:


                                                     Shares Purchased      Total Consideration      Average
                                                   -------------------     ---------------------   Price per
                                                    Number     Percent       Amount      Percent     Share
                                                   ---------   -------    -----------    -------   ---------
Existing shareholders..........................    1,421,314     53.2%    $    56,750       0.6%     $0.04
New investors..................................    1,250,000     46.8%     10,000,000      99.4%     $8.00
                                                   ---------    -----     -----------     -----
   Total.......................................    2,671,314    100.0%    $10,056,750     100.0%
                                                   =========    =====     ===========     =====


   If the representative exercises the over-allotment option in full, the new investors will purchase 1,437,500 common shares. The total purchase price for those shares would be $11,500,000, representing approximately 99.5% of the total consideration for 50.3% of the total number of common shares outstanding. In such event, our net tangible book value would be $3.71 per common share and the dilution to new investors would be $4.29 per common share.

   To the extent any options or warrants outstanding on the date of this prospectus are exercised, you will experience further dilution.

                            SELECTED FINANCIAL DATA


   The selected financial data set forth below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for each of the years in the two-year period ended December 31, 2001 and the balance sheet data at December 31, 2001 are derived from our financial statements, which have been audited by Goldstein Golub Kessler LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the three-month periods ended March 31, 2001 and 2002 and the balance sheet data for March 31, 2002 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.


Statement of Operations Data:
                                                                                                          Three months ended
                                                                            Years ended December 31,           March 31,
                                                                             -----------------------    -----------------------
                                                                               2000          2001          2001         2002
                                                                            ----------    ----------    ----------   ----------
                                                                              (in thousands, except share and per share data)
Revenue .................................................................   $    3,253    $    4,879    $    1,071   $    1,422
Cost of revenue .........................................................        2,115         2,784           666          791
                                                                            ----------    ----------    ----------   ----------
Gross margin ............................................................        1,138         2,096           405          631
Selling expenses ........................................................          552           455           101          139
General and administrative expenses .....................................          572           562           223          187
Interest expense, net ...................................................           47            61            21            9
Depreciation and amortization expenses ..................................           60           129            30           64
                                                                            ----------    ----------    ----------   ----------
Income (loss) before provision for (benefit from) income taxes ..........          (94)          889            30          232
Provision for taxes .....................................................           --            89            --           18
                                                                            ----------    ----------    ----------   ----------
Net income (loss) .......................................................          (94)          800            30          214
                                                                            ==========    ==========    ==========   ==========
Basic net income (loss) per common share ................................   $    (0.09)   $     0.80    $     0.03   $     0.21
                                                                            ==========    ==========    ==========   ==========
Diluted net income (loss) per common share ..............................   $    (0.09)   $     0.75    $     0.03   $     0.20
                                                                            ==========    ==========    ==========   ==========
Weighted-average number of common shares outstanding -- basic ...........    1,000,000     1,000,000     1,000,000    1,000,000
                                                                            ==========    ==========    ==========   ==========
Weighted-average number of common shares outstanding -- diluted .........    1,000,000     1,063,521     1,047,608    1,062,896
                                                                            ==========    ==========    ==========   ==========


   Since our inception we have been an S corporation for federal and state income tax purposes. As a result, we do not pay federal and state corporate income taxes. Immediately before this offering is completed, we will terminate our status as an S corporation. Had we been a C corporation in 2000 and 2001, our income tax expense would have been materially different.


Balance Sheet Data:
                                                     At                 At
                                              December 31, 2001   March 31, 2002
                                              -----------------   --------------
                                                        (in thousands)
Current assets ...........................         $1,058             $1,015
Working capital ..........................         $    7             $  178
Total assets .............................         $2,334             $2,317
Total liabilities ........................         $1,144             $  913
Shareholders' equity .....................         $1,190             $1,405

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



Overview

   We are a leading independent provider of electronic data conversion services. Our primary focus is converting a broad range of content from any format to XML and SGML. Our clients include large manufacturing corporations, professional societies, publishers, defense contractors and the United States Department of Defense.

   The data conversion industry is relatively new but growing rapidly. In 1998 we recognized the potential growth in our industry and made the strategic decision to invest in infrastructure improvements that would enable us to exploit this opportunity. To that end, starting in late 1998 and continuing through the end of 2000, we took the following critical steps:

   o hired a chief operating officer for the first time in our history;

   o reorganized and upgraded our staff;

   o implemented new operational support systems, such as time sheets, project management, cost accounting and production control;

   o renovated and rewired our facility and invested in new capital equipment;

   o received approval to be included on the General Services Administration Schedule, which enables any federal employee to use our services at pre-negotiated rates; and

   o developed specialized capabilities and relationships in three high-margin markets: STM publishing, corporate technical documentation and defense.

   The cost of these initiatives, predominantly selling, general and administrative expenses, resulted in a loss for 2000. However, we began to see the benefits of these infrastructure improvements in 2001. In 2001, our revenues increased by 50.0% from the previous year. In addition, our gross margin increased to 42.9% from 35.0% and our profit margin for 2001 was 16.4%. We expect to continue to realize the benefits from these infrastructure improvements.

   Generally, we derive revenue from performing services. Revenue is recognized as the services are performed. When we accept a new project, we typically receive a fixed "set-up" fee at the beginning of our engagement to analyze and organize the conversion project. This fee is deferred and amortized over the life of the project itself. Once the project goes into production, we bill the client either twice per month or as batches of work packets are completed. Our fees are usually defined as a price-per-page. The actual price depends on various factors, particularly the complexity and degree of difficulty of the conversion.

   In 2000, 80.6% of our total revenue was attributable to four markets: STM publishing, corporate technical documentation, defense and educational publishing. Our STM publishing customers accounted for 56.9% of our total revenue in 2000. In 2001, 83.7% of our total revenue was attributable to the STM publishing, corporate technical documentation, defense and educational markets. STM publishing customers still accounted for the greatest portion of our revenue, 41.4%. However, the largest increases were generated from corporate technical documentation customers, who accounted for 23.5% of total revenue in 2001 compared to 10.3% in 2000, and educational publishing customers, who accounted for 12.0% of total revenue in 2001 compared to 5.3% in 2000. For the first quarter of 2002, STM publishing, corporate technical documentation, defense and educational publishing customers accounted for 48.0%, 14.2%, 11.0% and 5.8%, respectively, of total revenue.

   Historically, we have derived a significant amount of revenue from a limited number of clients. In 2000, three clients accounted for 15%, 14% and 11%, respectively, of total revenue. In 2001, our largest client accounted for 14% of total revenue. No other customer accounted for more than 10% of total revenue in 2001. For the first quarter of this year, our largest client accounted for 20.3% of total revenue and our four largest clients accounted for 45.6% of total revenue. However, we expect that, as the year progresses, client concentration for 2002 will approximate client concentration in 2001 and we believe this trend will continue for the foreseeable future.

   Cost of revenue consists primarily of compensation and benefits payable to our employees who are directly involved in delivering services and payments to independent contractors. These employees consist of analysts and programmers as well as members of our production staff, including operators, editors, proofreaders and supervisors. Generally, cost of revenue is expensed as incurred. Similarly, costs associated with the start-up fee are expensed as incurred.

   Selling, general and administrative expenses consist primarily of administrative salaries and benefits, sales commissions, facilities costs, sales and marketing expenses, advertising expenses, professional fees, and office expenses.

   We have invested a considerable amount of capital in our proprietary conversion software. Costs incurred to develop this software were expensed as incurred. Direct costs incurred during the application stage are capitalized and amortized over the estimated useful life of the software. Maintenance costs are expensed as incurred.

   At December 31, 2001 and March 31, 2002, the recorded amount of computer software costs exceeded their tax basis by approximately $450,000 and $430,000, respectively, resulting in a deferred tax liability of $44,000 at December 31, 2001 and $41,000 at March 31, 2002. When our S corporation status terminates immediately before this offering, we will record an additional deferred tax liability of approximately $153,000.

   Since our inception we have been an S corporation for federal and state income tax purposes. As a result, we have not paid federal corporate income taxes, nor have we paid state income taxes at the regular corporate income tax rates. Immediately before this offering is consummated, we will terminate our status as an S corporation and, as of that date, we will begin paying federal and state corporate income taxes at the regular corporate tax rates. Provision for income taxes as reflected on our financial statements primarily represents New York City corporate income and franchise taxes.

Results of Operations

   The following table sets forth for the periods presented, statement of operations data as a percentage of revenues. The trends suggested by this table may not be indicative of future operating results.


                                                                                        Year         Three months
                                                                                        ended            ended
                                                                                    December 31,       March 31,
                                                                                    -------------    -------------
                                                                                    2000     2001    2001     2002
                                                                                   -----    -----    -----   -----
Revenue ........................................................................   100.0%   100.0%   100.0%  100.0%
Cost of revenue ................................................................    65.0%    57.1%    62.2%   55.6%
                                                                                   -----    -----    -----   -----
Gross margin ...................................................................    35.0%    42.9%    37.8%   44.4%
Selling expenses ...............................................................    17.0%     9.3%     9.4%    9.8%
General and administrative expenses ............................................    17.6%    11.6%    20.8%   13.1%
Interest expense ...............................................................     1.4%     1.2%     2.0%    0.6%
Depreciation and amortization expense ..........................................     1.9%     2.6%     2.8%    4.5%
                                                                                   -----    -----    -----   -----
Income (loss) before provision for (benefit from) income taxes .................    (2.9)%   18.2%     2.8%   16.4%
Provision for (benefit from) income taxes ......................................     0.0%     1.8%     0.0%    1.3%
                                                                                   -----    -----    -----   -----
Net income (loss) ..............................................................    (2.9)%   16.4%     2.8%   15.1%
                                                                                   =====    =====    =====   =====


Three months ended March 31, 2002 and 2001

   Revenue. Revenue for the three months ended March 31, 2002 was $1.4 million, an increase of $350,000, or 32.7%, from revenue of $1.1 million for the comparable 2001 period.

   Cost of revenue. Cost of revenue for the three months ended March 31, 2002 was $791,000, an increase of $125,000, or 18.7%, over cost of revenue of $666,000 for the comparable 2001 period. In general, the increase in cost of revenue corresponds to the increase in revenue.

   Gross margin. Gross profit for the three months ended March 31, 2002 was $631,000, or 44.4% of revenue, compared to gross profit of $405,000, or 37.8% of revenue, for the comparable 2001 period.

   Selling, general and administrative expenses. Total selling, general and administrative expenses for the three months ended March 31, 2002 and 2001 were $326,000 and $323,000, respectively. As a percentage of revenue, selling, general and administrative expenses for the 2002 period were 22.9% compared to 30.2% for the comparable 2001 period. Selling expenses for the 2002 period were $139,000 compared to selling expenses for the 2001 period of $101,000. This increase is attributable to additional travel expenses and higher sales commissions based on a higher level of sales. General and administrative expenses in the 2002 period were lower than they were in the 2001 period, both in absolute terms and as a percentage of revenue, because of a bad debt expense of $78,000 in 2001.

   Other expenses. Other expenses include net interest expense and depreciation and amortization. For the period ended March 31, 2002, net interest expense was $9,000 compared to $21,000 for the period ended March 31, 2001. This decrease reflects a reduction in the amount due under our working capital line of credit. Depreciation and amortization expense for the first quarter of 2002 was $64,000 compared to $30,000 for the first quarter of 2001. The increase is attributable to the amortization of capitalized software development costs.

   Income before provision for income taxes. For the period ended March 31, 2002, income from operations was $232,000 compared to $30,000 for the comparable 2001 period. As a percentage of revenues, income from operations for the three months ended March 31, 2002 and 2001 was 16.4% and 2.8%, respectively.

   Income taxes. For the period ended March 31, 2002, we recorded an income tax expense of $18,000 representing New York City corporate income franchise taxes.

   Net income. Net income for the three months ended March 31, 2002 and 2001 was $214,000 and $30,000, respectively. As a percentage of revenue, net income for the two periods was 15.1% and 2.8%, respectively.

Years ended December 31, 2001 and 2000

   Revenue. Revenue for 2001 was $4.9 million, an increase of $1.6 million, or 50.0%, over 2000 revenue of $3.3 million.

   Cost of revenue. Cost of revenue for 2001 was $2.8 million, an increase of $700,000, or 31.6%, over 2000 cost of revenue of $2.1 million.

   Gross margin. Our gross margin for 2001 was $2.1 million, or 42.9% of revenue, compared to a gross margin of $1.1 million, or 35.0% of revenue, for 2000. We believe that our increased gross margin is a direct result of the infrastructure improvements that were implemented in prior years. These improvements enabled us to handle a larger volume of work without a corresponding increase in cost.

   Selling, general and administrative expenses. Selling, general and administrative expenses for 2001 were $1.0 million compared to $1.1 million for 2000. As a percentage of revenue, these expenses for 2001 were 20.8% compared to 34.6% in 2000. The higher level of selling, general and administrative expenses in 2000, both in absolute terms and as a percentage of revenue, reflects our ramp-up efforts that began in late 1998 and continued through 2000.

   Other expenses. In 2001, net interest expense was $61,000 compared to $47,000 in 2000. The additional interest expense in 2001 reflects additional borrowings under our line of credit. As our business has grown, so have our working capital needs. In 2001, depreciation and amortization expense was $129,000 compared to $60,000 in 2000. The additional depreciation and amortization expense is attributable to costs incurred to enhance and upgrade the functionality of our proprietary software toolkit. In 2001, we capitalized $547,000 of software development costs compared to $199,000 in 2000.

   Income (loss) before provision for income taxes. In 2001 income from operations was $889,000 compared to a loss of $94,000 in 2000. The loss in 2000 was directly attributable to the selling, general and administrative costs in that year that allowed us to expand our business in 2001.

   Income taxes. Provision for taxes in 2001 and 2000 was $88,000 and $325, respectively.

   Net income (loss). For 2001 we had net income of $800,000, or 16.4% of revenue, compared to a net loss of $94,000 in 2000.

Liquidity and Capital Resources

   To finance our business, we use a combination of cash flow from operations and bank debt. We have a $575,000 working capital line of credit with Merrill Lynch. Draw downs on this credit line bear interest at the rate of one percent above the prime rate. As of June 1, 2002, the rate was 5.75%. The balance due on the credit line was $515,000 at December 31, 2001 and $385,000 at March 31, 2002. The credit line expires April 30, 2003.

   In April 2000, we borrowed $150,000 from Merrill Lynch. The loan is evidenced by a note, bears interest at one percent above prime and matures in April 2004. Principal is payable in equal monthly installments of $3,125. At March 31, 2002, the balance due on this loan was $81,250.

   Our working capital at March 31, 2002was $178,000 and $6,899 at December 31, 2001.

   For the three months ended March 31, 2002, net cash provided by operating activities was $238,000. Net cash provided by operating activities for the years ended December 31, 2001 and 2000 was $757,000 and $10,000, respectively. The primary components of operating cash flows are net income, increases in accounts receivable, depreciation and amortization and increases in income tax payable.

   Capital expenditures include capitalized software development costs and purchases of property, plant and equipment and are funded out of cash flow from operations. For the three months ended March 31, 2002, capital expenditures, all of which were software development costs, were $89,000. Capital expenditures for the years ended December 31, 2001 and 2000 were $657,000 and $357,000, respectively. Capitalized software development costs for 2001 and 2000 were $547,000 and $199,000, respectively.

   Net cash used in financing activities for the three months ended March 31, 2002 was $147,000. For the year ended December 31, 2001, net cash used in financing activities was $92,000. Net cash used in financing activities reflects repayments on the working capital and term loans as well as, in the case of 2001, distributions to shareholders. For the year ended December 31, 2000, net cash provided by financing activities was $348,000, reflecting primarily the proceeds from draws on our line of credit.

   We intend to use the net proceeds from this offering to expand our sales and marketing efforts, enhance our proprietary software, make a final S corporation distribution to our pre-offering shareholders and for working capital and general corporate purposes to fund the further expansion of our business. As part of our growth strategy, we continuously evaluate potential acquisitions and the net proceeds from this offering may be used, in part, to fund such acquisitions. We have no current plans, agreements or commitments and are not currently engaged in any negotiations regarding any acquisition transactions. We believe that the net proceeds of this offering together with cash flow from operations will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months.

Seasonality and Cyclicality

   Generally, our revenue has been lowest in the first quarter and highest in the fourth quarter. We believe that this is due to the fact that most organizations that we deal with define projects on an annual basis and the pressure to get projects completed increases progressively as the year goes on. In addition, as the year develops and they have excess funds available, additional projects are proposed that would not have been considered earlier in the year.

   We have not detected any decrease in the volume of business during the most recent recession. To the contrary, our business has increased. We attribute this to a number of factors, including the competitive environment in the industries in which our clients operate. We believe that once a competitor within a market migrates to an XML-based format, other organizations in that market will follow in order to stay competitive. In addition, our services allow our clients to reduce their costs. Nevertheless, we anticipate that in the future our business will be impacted by general economic conditions.

Recently Issued Accounting Standards

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the effective date of which was deferred for all fiscal quarters of all fiscal years beginning after June 15, 2000 by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of SFAS 133." Our effective date was January 1, 2001. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded for each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We do not believe that this standard will impact our financial statements since we do not currently hold any derivative instruments or engage in hedging activities.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and indefinite life intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. We do not believe these standards will impact our financial statements.

   In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 is applicable to financial statements issued for fiscal years beginning after December 15, 2001. This statement supersedes SFAS No. 121 and provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also supersedes the provisions of APB No. 30 with regard to reporting the effects of a disposal of a segment of a business and requires expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred. We do not believe this standard will impact our financial statements.

                                    BUSINESS


   We are a leading independent provider of data conversion services. Since our inception in 1981, we have converted content from one format to another in response to evolving client preferences and advances in technology. Initially, we helped our clients convert their content as they migrated from mainframes and minicomputers to desktop personal computers. Next, we helped our clients convert their content from older word-processing formats to the newer ones such as WordPerfect and Microsoft Word. In the early 1990's, a significant portion of our business involved converting content to and from desktop publishing systems, such as Quark, Ventura and FrameMaker, and large-scale publishing systems, such as Xyvision.

   Today, using our proprietary conversion methodology and conversion software, we specialize in implementing and managing large, complex content conversion and enrichment projects. Our primary focus is converting a broad range of content to the markup languages, XML, SGML and HTML. These services enable our clients, including affiliates of Wolters Kluwer, Reed Elsevier, General Electric, Rolls Royce, Bombardier, Schlumberger and the United States Department of Defense, to publish, distribute, search, store and provide access to vast amounts of rich data and information over a variety of electronic and digital communication channels, including the Internet, intranets, extranets and wireless personal communication devices. We believe that a growing number of private and public sector content owners will look to convert their legacy and newly created content into XML or SGML and will recognize the advantages of outsourcing these projects.

Industry Background

   Data conversion is the process by which content is converted from one format to another. As part of the conversion process, the content is tagged or "marked up" to increase its functionality. Once content has been tagged, it can be searched, stored and indexed more efficiently. In addition, the content can be used in multiple ways that were not possible when it was produced in its original format and for different purposes than originally intended. Examples of the things we do to make content more functional include adding hyperlinks and cross-references, identifying sections that can be used for multiple publications, and tagging elements, such as dates, names and parts numbers, to facilitate specialized indexing and searching functions.

   We believe that over the last decade, the data conversion industry has grown rapidly. The principal drivers of this growth have been the development and acceptance of a variety of electronic media, such as the Internet, as an accepted means to distribute and gather information, do research, communicate and interact, as well as the development of markup languages that facilitate the use of information.

   Converting content into a markup language is a key component for effectively utilizing data in the age of electronic communication. Until the development of markup languages, written content that was converted into digital format was difficult to index, catalogue and search and to repurpose for new uses. Commercial enterprises, from manufacturers to professional firms, as well as governmental units are addressing online strategies for making better and more efficient use of their data. Whether for the distribution and updating of equipment maintenance manuals, collecting and sharing of technical research and instructional documentation, searching legacy data or simply managing knowledge in a more cost efficient and non-duplicative way, markup languages are becoming necessary in many commercial and governmental sectors.

   Over the past 10 years, there has been a gradual migration from print publishing to electronic publishing. In particular, this migration has been gathering momentum in the case of scientific and technical publications, educational materials, encyclopedias and almanacs. For example, Forrester Research predicts that sales of digital textbooks will hit $1.3 billion, or 14% of all textbook sales, in 2003. By 2005, it estimates that digital textbooks will account for 25% of all textbook sales. Additionally, we have recently detected a trend by some of our clients to convert their content immediately into a markup language before it goes to composition, rather than wait until the printing function has been completed, leading us to believe that our services will become integral to the publishing process.

   Markup Languages

   Generally, users of information expect to be able to access and use information quickly and easily. As a result, owners of content who have their content accessible in a flexible, easily revisable and easily transmittable format have a distinct competitive advantage. Content owners face a number of obstacles if they want to take full advantage of electronic media as a means to distribute their content. First, there is a substantial body of existing content that is in paper form. Converting this legacy material into an acceptable digital format can be a time-consuming and costly process. Second, even legacy material that is currently in a digital format may not be suitable for distribution over the Internet or other electronic media. For example, the content may have been produced in a format that is not recognized by or compatible with all of the various computer operating systems in use today. This is particularly true regarding content produced for distribution over the Internet, which may not be distributable over wireless personal communication devices or other forms of new media technology. Third, in the conversion process itself the integrity of the information may be compromised. For example, tables, charts, graphs and diagrams often get corrupted in the conversion process and formatting features, such as fonts, pitch and page breaks may be lost in the conversion process. Finally, to get the optimum use out of the opportunities offered by electronic media, the end user must be able to navigate easily through the document and any related documents. This is difficult to do with the most common digital formats, including the most popular word processing programs, WordPerfect and Microsoft Word, as well as the most commonly used data formats other than markup languages, TIFF and Adobe's PDF.

   The solution to these problems is the use of markup languages. With a markup language, descriptive tags are applied to text and data in a standard way to identify and facilitate the use of the content. There are three standard, commonly used, nonproprietary markup languages.

   o SGML -- Standard General Markup Language. SGML was developed in the 1980's as a non-proprietary, platform-independent method of describing the structure and elements of a document rather than its appearance. It provides an architecture for defining document tag sets, which allow the appearance and text to be separated and reformatted for different uses. The tags tell the viewer what the information means rather than how it looks. This allows for greater flexibility in terms of the way the information can be used and displayed. The content creator can design a customized markup language for limitless different types of documents. SGML has been adopted and implemented by many industries in many applications.

   o HTML -- Hyper Text Markup Language. HTML was developed in the early 1990's specifically to support files for display on the Web. HTML is a simple, predefined SGML tag set, which tells a Web browser how to display text and images. Since its tag set is limited, HTML is easy to implement. However, since HTML does not normally define the structure and elements of the content, only its appearance, it does not provide for complex searching, linking and document maintenance.

   o XML -- Extensible Markup Language. XML, developed in the late 1990's, is a streamlined version of SGML. It omits much of the complexity and the rarely used features of SGML while maintaining its core flexibility. At the same time, XML provides new features that make it more suitable for delivery and interoperability over the Web and other communication devices.

   Trends Affecting Growth

   We believe that the following factors have contributed to the recent growth of the data conversion industry and will continue to drive our growth in the future:

   Development of the Internet and other electronic media

   Over the last several years, the popularity of the Internet, particularly as a means to publish, distribute and search content has increased rapidly. As a result, commercial enterprises, from manufacturers to professional firms, as well as governmental units are addressing online strategies for making better and more efficient use of their data. For many organizations, digital media has been a key element in their distribution strategies. We believe that the development and acceptance of other communication devices, particularly wireless and hand-held devices, is contributing to this trend.

   Widespread use of XML

   The development and increasing popularity of XML have contributed greatly to the growth of the data conversion industry. Since it was introduced, many large and influential corporations, including IBM Corp., Microsoft Corp. and General Electric, have been lending their support to XML, making it the de facto standard for data transfer.

   XML has a number of important advantages over the other markup languages.

   o XML is a media neutral format. XML is a robust, non-proprietary, verifiable file format for storing and transmitting text and data both on and off the Web. With XML, content is created once and can be easily distributed through a variety of media, including the Web, handheld and wireless devices and print. Also, XML can be used to store any kind of structured information and to enclose or encapsulate information to pass it between different computing systems, which would otherwise be unable to communicate. If implemented broadly and consistently, XML can make it significantly easier for organizations and individuals to identify, integrate and process complex information that may be widely dispersed among systems and organizations.

   o XML is a flexible format. Since XML is not limited to a predetermined set of tags, it allows for the flexible development of user-defined document types. The content creator can design its own markup language with as few or as many tags as it deems appropriate. Also, XML allows a user to modify the text and to have those modifications automatically reflected in every medium in which the content is published. In addition, XML content can be "repurposed," meaning it can be distributed over a variety of devices without having to be modified. For example, XML content can be published on the Web as well as downloaded onto a personal digital assistant simultaneously. Because of the tag sets, XML protects the integrity of the content and each page is distributed and produced in a manner most appropriate for that medium. With XML the content creator is assured that the information will be produced consistently and conforms to organizational standards. Finally, portions of the data can be reused and selectively combined with other data to create entirely different content. This is known as "component reuse."

   o XML enhances functionality. XML improves the functionality of content by providing more adaptable information identification. Content that is stored in XML format can be searched, selectively retrieved, enhanced, modified and reorganized in accordance with an infinite number of programmable applications.

   o XML is easy to render. The current versions of both Microsoft Internet Explorer and Netscape Navigator include support for XML natively within the software. Both implement a standard document transformation technology that allows the browser to seamlessly display an XML document as a Web page by converting it into an HTML document. In addition, traditional paper publishing of XML documents can now be accomplished directly with commercially available software that allows a user to transform an XML document directly to a sophisticated page layout. Both of these technologies are significant because they make it considerably easier to deliver XML documents to end-users.

   Government regulations and proposed initiatives

   Government regulation and initiatives have contributed to the growth of the data conversion industry. For example, the United States Department of Defense has adopted regulations requiring that all technical manuals be published in electronic format. As a result, all of the various branches of the United States military have started to convert significant portions of their technical documentation into SGML and XML. In addition, from time to time, members of Congress have proposed initiatives that would require the federal government to develop a plan that would enable information sharing through government-wide adoption of XML. Similarly, provisions of the E-Government Act of 2002, if enacted, would require better government management of XML initiatives. For example, the legislation calls for the administrator of a new Office of

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
Electronic Government, in coordination with the National Institute of Standards and Technology, to develop a policy framework and set standards for implementing XML.

   In addition, regulations mandating equal access for the disabled have had a direct impact on the educational publishing industry. As a result, many companies in this industry have been adopting an XML standard. In April 2002 the Instruction Materials Accessibility Act of 2002, or IMAA, was introduced in both the U.S. House of Representatives and the U.S. Senate. This legislation mandates the adoption of a standardized, national electronic file format to improve access to textbooks for students who are blind or who have other print disabilities. Publishers of instructional material will be required to submit an electronic file of all textbooks in this universal file format, such as a markup language, which will facilitate their conversion into accessible formats, such as Braille, synthesized speech and digital text and audio.

   Trend to outsourcing

   Until recently, most organizations, particularly large manufacturing companies, have been satisfying their data conversion needs largely through in-house solutions. In-house solutions, however, can be expensive and difficult to maintain, particularly since they are often manual operations that rely on fairly large labor pools. While this approach was suitable for small conversion projects, it is less efficient for large-scale, complex conversion projects. As a result, many of these businesses have begun to use third-party service providers to satisfy their data conversion needs. We believe this trend will continue as organizations continue to look for efficiencies in an increasingly competitive global economy.

The DCL Solution

   Over the last 15 years, we have developed a business model that enables us to tailor the data conversion process to the specific needs of the client and manage the process efficiently in terms of speed, consistency and accuracy. This model has three basic components, each of which is discussed below.

   The DCL Conversion Methodology

   Our conversion methodology divides a conversion project into four distinct phases. The end of each phase represents a checkpoint at which the client can evaluate the project in terms of the client's expectations and the project's feasibility and cost. We believe that our conversion methodology identifies and addresses most potential problems as early as possible. In addition, our methodology reliably deals with the major issues in any large-scale conversion effort: time to completion; quality; cost; and reliability.

   o Phase 1: Planning and Concept. The purpose of this phase is to establish project goals and expectations, define the success criteria, lay out a preliminary approach, identify potential problem areas and prepare a preliminary budget. During this phase, we also undertake a preliminary evaluation of the content to be converted. Based on the information developed during this phase, we determine if the project is feasible and cost effective in light of the client's expectations. This phase typically takes several weeks to complete.

   o Phase 2: Proof of Concept. The purpose of this phase is to test the approach developed in Phase 1 on a limited scale, paying particular attention to areas identified as potential problems. It includes defining the sample set, analyzing requirements, inventorying materials, preparing the conversion specification document, developing proof of concept software and developing a hand-tagged sample. This phase typically lasts two to four weeks.

   o Phase 3: Analysis, Design and Engineering. The purpose of this phase is to prepare for volume production. We build on what was done in Phase 2 and expand the analysis, design and engineering components of the project to handle the full set of materials. The project specifications and the conversion software and production process for large-scale production are finalized. This phase typically takes four to six weeks.

   o Phase 4: Production. This phase includes full volume production, quality control, process improvement feedback, exception handling mechanisms, materials trafficking, packaging and delivery.


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
   The DCL Software

   We have developed proprietary conversion software that automates substantially all of the conversion process. We own all the rights to this software and, we believe, none of our competitors has software that is adaptable to as many formats as ours or that automates the data conversion process to the extent that ours does.

   Our software is a "suite" of modules that can be combined and applied to different projects based on the specifications for that project. The software drives the data conversion process and also tags elements such as hyperlinks, cross-references and tables. Our software is designed to accommodate all major sources and target formats with specific modules to deal with complex scientific, technical and medical documentation. These types of documents are usually characterized by elaborate tables, charts, diagrams, equations, cross-referencing, footnotes and special characters, making them difficult to publish electronically in their original format and difficult to access, search and store. Utilizing a vast library of specially developed conversion modules that we have developed, we can adapt and modify our software to handle most data sets.

   We believe that our software provides us with a significant competitive advantage and also creates a significant barrier to entry. Our software allows us to achieve speed, consistency and accuracy. It also gives us greater control over the costs of a project. Since we are less dependent on manual labor than most, if not all, of our competitors, we are less susceptible to labor shortages and rising labor costs. In addition, our software enables us to pursue various government projects that many other data conversion service providers cannot. Many of our competitors are based offshore to take advantage of lower labor costs outside the United States. However, the Department of Defense, for example, requires that all its contractors perform their services in the United States.

   The DCL Vendor Network

   We have established relationships with a number of high-quality, low-cost vendors to whom we outsource the labor-intensive functions that cannot be done with our software. Some of these vendors are U.S.-based and others are located offshore. We believe that our network of vendors is a competitive advantage. By outsourcing the manual functions of the conversion process, we eliminate the overhead and capital investment associated with these functions, giving us greater flexibility to respond to variations in workflow. Also, outsourcing allows us to choose the vendor that is best suited for the particular task.

Our Clients

   Our clients operate in the following markets:

   o STM Publishing. This market includes publishers of scientific, technical and medical journals and textbooks, such as Wolters Kluwer, Reed Elsevier, the British Medical Association and Blackwell Science Ltd., as well as content aggregators, who build Web sites that are dedicated to a single topic by collecting written content from multiple publishers. The STM market represents a substantial portion of the 150,000 journals listed on publist.com and the approximately 975,000 books published annually worldwide. Both STM publishers and content aggregators convert their content to SGML or XML so their users, both institutional, such as universities, hospitals and research centers, and individuals, such as doctors and engineers, can more effectively access and use their materials. For example, we currently convert articles in more than 600 journals and periodicals on an ongoing basis and, to date, have converted over 200 medical textbooks.

   o Corporate Technical Documentation. Manufacturers whose products have many parts, such as aviation and transportation, produce complex technical documentation like maintenance manuals, parts manuals and instruction manuals. By converting these manuals to SGML or XML, these manufacturers can maintain existing manuals and create new manuals more efficiently, distribute them more effectively and build "smart" manuals that make it easier to diagnose and fix their products, reducing their maintenance and help desk staffs and parts inventories. Many large manufacturers have committed themselves to SGML- or XML-based publishing systems for their new content. In addition, they have a substantial volume of legacy documentation that they want to convert to SGML or XML as well. Our primary focus to date has been the aviation industry, although we have some customers in

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
     the automotive industry and heavy manufacturing industries. Our clients include affiliates of the Boeing Company, Delta Air Lines, Inc., Bombardier, Rolls Royce, General Electric, Saab AB, Deere & Co. and Schlumberger.

   o Defense. This market includes U.S. military agencies, such as the Army, Air Force and Marines, as well as the major system integrators like Lockheed Martin Corporation, Boeing, United Defense Industries, Inc. and CACI International Inc. Military technical manuals are converted to SGML or XML for the same reasons that corporate technical manuals are converted, as well as enhancing the readiness and safety of the United States armed services. We are currently involved in converting documentation relating to major weapons systems such as the B-52 and B1 bombers, the Blackhawk helicopter and the KC-135 tanker. We are also converting documentation relating to missile and communication systems. We have been advised that there are tens of millions of pages of technical manuals in the Department of Defense, of which only a small fraction have been converted to SGML or XML. In addition, as a result of new regulations, all documentation that is currently used by the U.S. military must be available in electronic format by a specific date. We believe that SGML or XML will be adopted as the standard by the military for a significant portion of its electronic documentation.

   o Educational Publishing. Publishers of educational materials, such as Pearson plc, McGraw-Hill, Inc. and Houghton Mifflin Company, are converting both legacy and newly-created content to XML to remain competitive and to comply with U.S. government regulations regarding equal access to the disabled.

The DCL Growth Strategy

   Our objective is to become the leading independent provider of data conversion and associated editorial services. The key elements of our strategy are as follows:

   o Further develop and enhance our reputation and brand identity. We believe that we are a recognized leader in the market for data conversion and associated services. We have been in this business for almost 20 years and have consistently delivered high-quality data conversion services to our customers. In particular, we are known for our ability to successfully manage and complete large conversion projects involving highly complex and technical documents. Our senior executives regularly participate in trade shows and industry conferences and have written articles and textual materials on data conversion. For example, Mark Gross, our chief executive officer, is the author of the chapter on document conversions for Charles Goldfarb's XML Handbook (Prentice Hall, 3rd Edition, 2001). Mr. Goldfarb is widely recognized as one of the leading experts on SGML and XML. We will continue to focus on developing and enhancing our corporate identity by pursuing a targeted advertising and public relations campaign to enhance recognition of our brand and differentiate ourselves from our competitors. We plan to remain visible in the industry and to further the collective expertise of our staff through continuing education and new hires.

   o Continue to invest in software technology to maintain our leadership position. Our ability to deliver high quality services is a function of our proprietary software toolkit and associated production control software. Our software can convert from and to a majority of the most popular digital formats as well as perform a variety of associated content enrichment functions. To maintain this competitive advantage, in 2001 we spent $547,000 on software enhancements. We believe that further enhancements can be made to the software that will result in an even greater percentage of the conversion process being automated. We will continue to enhance and upgrade our software and maintain our technological leadership in the industry.

   o Continue to refine our conversion methodology. As part of our growth strategy we will continue to refine our conversion methodology, which, we believe, has been a significant contributor to our success to date. It enables us to define and carefully plan each conversion project. This not only helps us complete a project in a timely and efficient manner but also helps us understand our clients' needs and helps our clients understand the conversion process itself, what the end product will look like and the ultimate cost of the project. We believe this leads to greater client satisfaction.


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
   o Expand our vendor network. Our vendor network is a key component of our overall strategy. It helps us reduce our costs, gives us flexibility and allows us to execute multiple large complex conversion projects simultaneously. As part of our growth strategy we plan to expand our existing relationships with these vendors as well as add new vendors to the network.

   o Develop current markets and new vertical markets. This aspect of our growth strategy has three parts and we intend to pursue all of them simultaneously. First, we believe that we can achieve significant growth simply by expanding our relationship with our existing clients. We recognize that, in most cases, we only account for a fraction of the data conversion needs of our existing clients. We further believe that expanding our relationship with existing clients would not require significant expenditures of working capital and could be achieved in a relatively short period of time. Second, we intend to expand our presence in the markets we already serve by offering our services to new clients within those markets. While this would require a greater expenditure of capital than the first part of this strategy, it can still be achieved economically and we will be able to see results fairly quickly. We will develop new vertical markets. Potential new markets include, libraries, transportation, financial services, pharmaceuticals and technical societies. This approach will require significant expenditures of working capital and will take the most time to develop.

   o Develop strategic relationships and pursue strategic acquisitions. We may develop new vertical markets through strategic relationships and acquisitions that will enable us to expand our client base. Potential strategic partners include printers, system integrators and other Internet professional services firms. We believe that content is being converted to XML much earlier in the publishing process -- in some cases even before or simultaneously with the printing process. By partnering with large commercial printers we will be able to take advantage of this trend. Similarly, we think system integrators represent a potential source of new business. These firms provide consulting services to assist their clients with issues relating to interoperability of different computing systems. Our data conversion services are a solution to this problem. In evaluating acquisition opportunities we will focus on entering new markets, expanding our client base, and acquiring technological expertise.

Sales and Marketing

   Currently our sales and marketing staff consists of four people, including our vice president of sales. We obtain visibility through our Web site, which includes company and industry information, and by way of articles published in the trade press, through active participation in industry conferences and standards organizations and by speaking engagements at industry events. We also produce an industry newsletter that is distributed to over 6,000 readers. Sales and marketing activities also consists of trade show exhibitions and direct sales calls to decision makers at existing and prospective clients. Our project managers work closely with our sales and marketing staff to support the sales effort. These individuals assist the sales force in understanding the technical needs of the clients and providing solutions to these needs, including demonstrations, prototypes, pricing quotations and time estimates. In addition, account managers from our customer service group support our direct sales effort by providing ongoing project-level post-sale support to customers.

   Our sales and marketing efforts target our existing clients, for the purpose of expanding our existing relationships, as well potential clients in the same markets that we currently serve. After this offering is completed, we intend to expand our sales and marketing efforts to develop new markets. We have developed a marketing plan that divides the process of developing a new market into three stages. This will allow us to limit the risk involved to develop a new market.

   o Market Study. The market study allows us to determine if the targeted market is a viable one for us. The principal activity during this stage is developing a comprehensive study of the potential number of customers and the level of demand.

   o Market Development. The next step is to develop that market in a generic fashion by introducing our services to the major organizations in that market by participating in trade shows and conferences and by direct mailing of marketing materials to potential customers.


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
   o Market Penetration. During this stage, we hire sales representatives to make direct calls on potential clients.

Competition

   The data conversion industry is highly fragmented and extremely competitive. Some of our competitors are larger than we are and have significantly greater financial and human resources. Our competitors include independent data conversion services providers such as Innodata Corporation, SPI, Inc., Jouve, S.A. and IHS Corp., and systems integrators and consulting firms such as Electronic Data Systems Corp., KPMG Consulting, Inc. and Computer Sciences Corporation. In addition, some of our strongest competition comes from our existing and potential clients who still do a significant amount of data conversion internally.

   The most significant competitive factors are price, quality, reliability, scope and scale, and technical competence for complex conversion projects. We believe that we compete favorably on all of these factors. Our ability to compete favorably is due primarily to our proprietary conversion software and conversion methodology and our extensive vendor network. One of the advantages of a software-driven process like ours is that we rely less on manual labor. Software-driven processes are more dependable, produce consistent results and are less expensive. To compensate for the higher cost of manual labor relative to automated processing, many of our competitors are located offshore to take advantage of lower labor costs. However, we believe that global rising labor costs are increasing as the global economy continues to develop, decreasing the advantage of locating offshore. In addition, U.S. government contracts often require that the work be performed by U.S.-based vendors for both security-related and competitive reasons as well as a general desire to support U.S.-based businesses. For example, conversion of technical manuals for the Department of Defense must be performed in the United States. As a result, we can pursue projects that many of our competitors cannot.

Government Regulation

   Aside from regulations that apply to all businesses in general, there are no specific government regulations that dictate how or limit our ability to conduct our business. However, specific regulations indirectly affect our business. For example, we believe that federal regulations requiring equal access for the disabled have a positive effect on our industry. In addition, various government initiatives have been proposed that would establish XML as the official computer language for the entire federal government. For example, proposed legislation would require the federal government to develop a policy framework and set standards for the implementation of XML. If any of these initiatives, proposals or legislation are ever adopted or enacted, we would expect that the demand for services such as ours would increase dramatically. For these reasons we intend to monitor these regulatory and legislative developments carefully. We are also affected by regulations that apply to our clients. For example, federal regulations that apply to the Department of Defense prohibit us from outsourcing labor-intensive tasks to offshore vendors in connection with services rendered to the U.S. military.

   Finally, federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, product and service quality, taxation and intellectual property ownership. We cannot predict how courts will interpret both existing and new laws and, as a result, we do not know the effect new laws or the application of existing laws will have on our business. Increased regulation of the Internet may decrease the growth in the use of the Internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Intellectual Property

   Our success depends to a significant degree on our ability to maintain the proprietary aspects of our software toolkit and the DCL methodology and related documentation. We have not obtained any federal registration of the copyrights relating to those assets. Rather, we rely primarily on common law principles relating to trade secrets, proprietary methodology and copyrights as well as confidentiality agreements and contractual provisions with our employees to protect our intellectual property rights relating to these assets. In addition, we believe that there is significant value in the name "Data Conversion Laboratory." However, we

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
have not registered or attempted to register that name as a trademark, trade name, service mark or service name. Rather, we rely on common law principles to protect our rights to our name.

   Legal standards relating to the validity, enforceability and scope of protection of proprietary rights are uncertain and still evolving, and we cannot give you any assurance as to the future viability of value of any of our intellectual property rights or that the steps we have taken to protect our proprietary rights will be adequate. In addition, we cannot assure you that our common law rights, confidentiality agreements with employees and other contractual provisions purporting to protect our rights to intellectual property will provide adequate protection in the event of any unauthorized use or disclosure, that our employees, consultants, advisors or others will honor their obligations as set forth in those agreements and provisions or that proprietary information will not otherwise become known or be independently developed by our competitors. Any infringement or misappropriation of our proprietary rights or if they are developed independently could have a material adverse effect on our business, results of operations and financial condition.

Operational Support Technology

   We have built a reliable, scalable infrastructure to support a growing, rapid-turnaround, high-volume production environment. The core of our system is our internally developed Production Control System that allows us to track the progress and location of every work packet and document through the entire production process. The system, built using industry standards and platforms such as Win2000, SQL server and IIS, is integrated with our timesheet, disbursement, and accounting systems to allow accurate collection of costs and accounting information. Additionally, through secure Web access, the system allows customers to access real-time information to track the progress of their projects. We continue to upgrade and enhance this system to provide more advanced workflow capabilities and greater automation of the production process.

   Our network architecture uses a combination of Windows and Macintosh workstations, supported by a switched 10/100 Base T Ethernet configuration using CAT 5 wiring. Virus protection is provided through multi-level virus scanning with an automated updating scheme. The system is backed up daily with regular offsite backups. Internet access is provided through dedicated high speed (T1) Internet connection with a backup ISDN line. Security is provided with a back-to-back firewall configuration with secure, encrypted connections for specific Web services.

Employees

   As of June 1, 2002, we had 55 employees, one of which is part-time. All but two of our employees are based in our facility in Fresh Meadows, New York. We have one salesperson located in New Mexico and one in Virginia. In addition to our five senior executives, our employees include 11 production people, nine analysts, 15 editors, three sales and marketing people, 10 programmers and two administrative personnel. Our employees are not represented by any union and are retained on an at-will basis. We consider our relations with our employees to be good.

Facilities

   Our executive and principal operating office is located in Fresh Meadows, New York. We occupy approximately 7000 square feet under a lease that expires October 31, 2002. The rent is $6,748.38 per month, which includes all additions to rent for real estate taxes and other expenses. We do not own any real property nor do we consider any specific location material to our operations; we believe that equally suitable alternative locations are available throughout the New York metropolitan area. We have had preliminary discussions with our landlord for a new lease, and we believe that we will be able to enter into a new lease before the current one expires.

Legal Proceedings

   We are not a party to any material legal proceeding.


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
                                   MANAGEMENT


Executive Officers and Directors

   Our executive officers, director and director-nominees, and their ages, as of June 1, 2002, are as follows:


Name                               Age    Position
  ----                             ---    --------
Mark Gross .....................    50    Chairman of the board of directors,
                                          president, and chief
                                           executive officer

Judy Gross .....................    49    Vice president -- finance and
                                          administration, secretary,
                                           treasurer and director-nominee

Amy Finfer .....................    39    Vice president, chief operating
                                          officer and director-nominee

Michael Gross ..................    46    Vice president, chief technology
                                          officer and director-nominee

David Skurnik ..................    39    Vice president -- sales and director-
                                          nominee

Andrew Weiss ...................    50    Director-nominee

Donna Lynn .....................    61    Director-nominee


   All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to service subject to the discretion of the board of directors.

   Set forth below is a brief description of the background and business experience of our executive officers and directors.

   Mark Gross, chairman of the board, president and chief executive officer, is one of our founding shareholders. He is married to Judy Gross. His experience spans various areas of the field of information technology, including software development, networking and training, and he is a frequent speaker on the topic of automated conversions to XML and SGML. Mark Gross holds a Bachelor of Science degree in engineering from Columbia University and a Masters of Business Administration degree from New York University.

   Judy Gross, vice president -- finance and administration, secretary, treasurer and a director-nominee, is one of our founding shareholders. She is married to Mark Gross. Mrs. Gross holds a Bachelor of Arts Degree in Economics and Psychology from Syracuse University and a Masters in Business
Administration from New York University.

   Amy Finfer, vice president, chief operating officer and a director-nominee, joined us in 1998. Before then she was a management consultant at American Management Systems, providing consulting services in the areas of technology, strategy, business processes and organizational performance for leading organizations worldwide. Ms. Finfer holds a Bachelor of Science degree in Computer Science from the University of Florida and a Masters of Business Administration degree from the University of Maryland.

   Michael Gross, vice president, chief technology officer and a director-nominee, joined us in 1986. He is not related to Mark Gross or Judy Gross. Michael Gross holds a Bachelor of Science degree in Computer Engineering from the Case Institute of Technology at Case Western Reserve University.

   David Skurnik, vice president -- sales and a director-nominee, joined us in 1997. Before then he served as director of sales for the consumer Internet division at IDT Corp. Mr. Skurnik holds a Bachelor of Arts Degree in Psychology from Queens College at The City University of New York and a Masters of Business Administration Degree from Baruch College at The City University of New York.

   Andrew Weiss, director-nominee, is an executive vice president at The Trump Organization and has been in charge of all of its major development and construction projects in New York City. Mr. Weiss holds a Bachelor of Science degree in Civil Engineering from Columbia University and a Masters of Business Administration from New York University.

   Donna Lynn, director-nominee, is the chief operating officer and a member of the Board of Directors of KnowledgeMax, Inc., which she had co-founded in 1998. From 1996 to 1997 she was president of Silver Platter Information, Inc. Before then, she was the chief executive officer of Online Computer Systems, Inc., which was later merged with Reed Elsevier.


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
   Judy Gross, Amy Finfer, Michael Gross, David Skurnik, Andrew Weiss and Donna Lynn will join our board of directors immediately after this offering is completed.

   We do not have a chief financial officer. We expect to hire someone to fill that position soon after this offering is completed. Until we hire a chief financial officer, Judy Gross is acting as our chief accounting officer.

Committees of the Board of Directors

   Our board of directors has established compensation and audit committees. The members of the audit committee will be Mark Gross, Andrew Weiss and Donna Lynn. The members of the compensation committee will be Mr. Weiss and Ms. Lynn. The audit committee will meet with management and our independent public accountants to determine the adequacy of internal controls and other financial reporting matters. The compensation committee will review and recommend to the board of directors the compensation and benefits of all of our officers and general policy matters relating to compensation and benefits of our employees and will administer our stock option plans and the issuance of discretionary cash bonuses to our officers, employees, directors and consultants.

Compensation of Directors

   Before this offering, directors were not compensated for their service on the board. Once this offering is completed, each non-employee director will be reimbursed for travel costs and other out-of-pocket expenses incurred in attending each directors' meeting. In addition, each non-employee director, upon election to the board, will receive options to purchase 5,000 common shares having an exercise price equal to the fair market value on the date of grant. These options will vest one-fourth on the date of grant and one-fourth at the end of each subsequent year of service on the board. Also, each non-employee director will receive options to purchase an additional 1,500 common shares on the date of our annual shareholders' meeting. These options will have an exercise price equal to the fair market value of the common shares on the date of grant and will vest one-third upon grant and one-third at the end of each subsequent year of service on the board.

401(k) and Cafeteria Plans

   We maintain a retirement plan intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) plan is a defined contribution plan that covers our employees who are at least 21 years of age and who have been employed by us for at least 90 days. Employees may contribute up to 15% of their annual wages as pre-tax salary deferral contributions. We have no obligation to make any contribution to the 401(k) plan on behalf of any of our employees.

   We also maintain a cafeteria plan intended to qualify under section 125 of the Internal Revenue Code. All employees who work at least 24 hours per week and who qualify to participate in our medical plan are eligible to participate in the cafeteria plan. Employees who participate in the cafeteria plan may choose to have a portion of their cash compensation applied to the cost of one or more fringe benefits that we make available to our employees, such as our medical plan.

Executive Compensation

   Summary compensation. The following table sets forth information regarding compensation earned by or paid to our chief executive officer and our other most highly compensated executive officers whose compensation exceeded $100,000 in 2001 for all services rendered to us in all capacities during 2001.


                                                                                                Annual Compensation
                                                                                               -----------------------
                                                                                                             Other       Securities
Name                                                                                                         Annual      Underlying
  ----                                                                                Year     Salary     Compensation     Options
                                                                                      ----    --------    ------------   ----------
Mark Gross, chairman of the board, president and chief executive officer ..........   2001    $128,000      $16,700(1)        -0-
Amy Finfer, vice president and chief operating officer ............................   2001    $131,750         *              -0-
Michael Gross, vice president and chief technology officer ........................   2001    $121,000         *              639
David Skurnik, vice president -- sales ............................................   2001    $130,370(2)      *           10,092

---------------
*  Less than $50,000 or 10% of the total annual salary.
(1) Includes $7,150 for health insurance premiums, $1,430 for life insurance premiums, $1,192 for disability insurance premiums, $3,250 for a car lease and $3,677 for car insurance.
(2) Includes $31,370 of commission income.

   The following tables provide information with respect to stock options granted during the fiscal year ended December 31, 2001 to each of the executives named in the summary compensation table above and the number and aggregate value of unexercised options held by those executives as of December 31, 2001. The per share exercise price of all options was equal to the estimated fair market value of a share of common stock on the date of grant. No options granted to any named executives have been exercised.

              Option Grants in Fiscal Year Ended December 31, 2001


                                                               Number of
                                                              Securities        Percent of Total
                                                              Underlying       Options Granted to       Exercise Price   Expiration
Name                                                            Options     Employees in Fiscal Year        ($/Sh)          Date
  ----                                                        ----------    ------------------------    --------------   ----------
Mark Gross ................................................       -0-                  -0-                   -0-             -0-
Amy Finfer ................................................       -0-                  -0-                   -0-             -0-
Michael Gross .............................................        639                 0.5%                 $2.60         1/2/2011
David Skurnik .............................................     20,185                13.4%                 $2.60         1/2/2011


                          2001 Year-End Option Values


                                                                         Number of Shares Underlying     Value of Unexercised In-
                                                                                 Unexercised                     the-Money
                                                                         Options at Fiscal Year-End     Options At Fiscal Year-End
                                                                                     (#)                            ($)
                                                                         ---------------------------    ---------------------------
Name
  ----                                                                  Exercisable    Unexercisable    Exercisable   Unexercisable
                                                                        -----------    -------------    -----------   -------------
Mark Gross ..........................................................       -0-             -0-             -0-            -0-
Amy Finfer ..........................................................       -0-             -0-             -0-            -0-
Michael Gross .......................................................      79,354           -0-          $599,866          -0-
David Skurnik .......................................................       6,055          14,130        $ 32,697        $76,302


Employment Agreements

   We have not entered into employment agreements with any of our employees. However, all employees, including our senior executives, have signed an Employee's Confidentiality Agreement. Under this agreement, the employee agrees to devote all working time to the company, not to disclose any of our confidential information and, in the event of termination of employment, not to compete with us for one year following termination.

Stock Option Plans

   To attract and retain persons necessary for our success, in January 2001 we adopted our 2001 stock option plan and reserved 250,000 common shares for future grants. Under the plan, employees and consultants are eligible to receive incentive and/or non-qualified stock options. The plan has a term of 10 years and is administered by the board of directors or by a committee appointed for this purpose by the board of directors. The board of directors or the committee, as the case may be, has the sole discretion to determine who is eligible to receive options, how many options they will receive, the exercise price for the options and other conditions relating to the exercise of the options. Incentive stock options granted under the plans must be exercised within 10 years from the date of grant at an exercise price that is not less than the fair market value of the common shares on the date of the grant. The exercise price of options granted to shareholders owning more than 10% of our outstanding common shares must be at least 110% of the fair market value of the common shares on the date of the grant, and the options must be exercised within five years from the date of grant to qualify as incentive stock options.

   In 2001, we granted options under our 2001 plan covering 150,678 common shares. These options have an exercise price of $2.60 per share, a ten-year term and, generally, vest ratably in four equal annual installments beginning with the date of grant. In April 2002, a former employee exercised options covering 673 common shares. As of the date of this prospectus, options covering 134,530 remain outstanding. In 2002, we granted options under our 2001 plan covering 50,731 common shares. These options have an exercise price of $8.00 per share, a ten-year term and vest ratably in four equal annual installments beginning with the date of grant. All of these options are outstanding. In addition, in June 1999, we granted options covering 78,720 common shares. These options have an exercise price of $0.42359 per share and can be exercised at any time before January 1, 2011.

Limitation of Directors' Liability and Indemnification

   Our certificate of incorporation limits the liability of individual directors for specified breaches of their fiduciary duty. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to us, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

   There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

   Our certificate of incorporation also provides that we will indemnify and hold harmless each of our directors or officers against all expense, liability and loss, including attorneys fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such person by reason of the fact that he or she was an officer or director, to the fullest extent authorized by the New York Business Corporation Law.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons under our certificate of incorporation, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is unenforceable.


                              CERTAIN TRANSACTIONS


   Mark Gross, our principal stockholder and chief executive officer, has personally guaranteed repayment of the term loan and amounts due under the credit line facility to Merrill Lynch.

   We have adopted a policy that, in the future, all transactions with any officer, director or 5% shareholder must be approved by the audit committee.

                             PRINCIPAL SHAREHOLDERS


   The following table sets forth information regarding the beneficial ownership of our common shares as of the date of this prospectus by:

   o each person known by us to be the beneficial owner of more than 5% of our outstanding common shares;

   o each of our director and director-nominees;

   o each executive officer named in the summary compensation table above; and

   o all of our directors, director-nominees and executive officers as a group.

   The following table does not take into account any common shares sold as a result of the exercise of the over-allotment option granted to the underwriters. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the common shares owned by them. All information concerning their respective beneficial ownership has been furnished to us by the individual shareholders.


                                                                                                     Percent of Common Shares
                                                                                                        Beneficially Owned
                                                                                                -----------------------------------
              Name and Address of Beneficial Owner (1)                     Common Shares
               ----------------------------------------                Beneficially Owned(2)    Before Offering(3)   After Offering
                                                                       ---------------------    ------------------   --------------
Mark Gross.........................................................          1,232,910(4)              91.6%              46.2%
Judy Gross.........................................................          1,232,910(4)              91.6%              46.2%
Amy Finfer.........................................................             79,090                  5.9%               3.0%
Michael Gross......................................................             79,359(5)               5.6%               2.9%
David Skurnik......................................................             10,765(5)               *                   *
Andrew Weiss.......................................................              1,250(5)               *                   *
Donna Lynn.........................................................              1,250(5)               *                   *
All directors, director-nominees and executive officers as a group
  (7 persons)......................................................          1,404,624(6)              97.6%              50.8%

---------------
*  Less than 1%
(1) All addresses are c/o Data Conversion Laboratory, Inc., 184-13 Horace Harding Expressway, Fresh Meadows, New York 11365.
(2) According to the rules and regulations of the SEC, common shares that a person has a right to acquire within 60 days of the date of this prospectus are deemed to be outstanding for the purpose of computing the percentage ownership of that person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3) Percent of common shares beneficially owned before offering does not include 75,000 common shares to be issued to members of Morse, Zelnick, Rose & Lander LLP in connection with this offering.
(4) Mark Gross and Judy Gross are husband and wife. Common shares beneficially owned includes the aggregate number of shares owned by both of them.
(5) Represents shares underlying options exercisable within 60 days of the date of this prospectus.
(6) Includes 92,624 common shares underlying options exercisable within 60 days of this prospectus.

   All of the common shares set forth in the above table are covered by lock-up agreements prohibiting their sale, assignment or transfer for one year from the date of this prospectus without the prior written consent of the representative.

                           DESCRIPTION OF SECURITIES

   As of the date of this prospectus, our authorized capital stock consists of 25,000,000 common shares, par value $.01 per share and 5,000,000 preferred shares, par value of $.01 per share. After this offering, we will have 2,671,314 common shares issued and outstanding, 2,858,814 if the over-allotment option is exercised in full, and no preferred shares outstanding. As of the date of this prospectus, we have outstanding 1,346,314 common shares held of record by five shareholders.

Units

   Each unit consists of one common share and one warrant to purchase one common share. The common shares and the unit warrants will trade only as units for 30 days following the effective date of this offering, after which time they will trade separately. We will announce in advance the separation of the units by a public press release. Upon separation, unit holders who wish to hold physical certificates will receive certificates for common shares and for unit warrants in exchange for their unit certificates.

Common Shares

   The holders of outstanding common shares are entitled to receive dividends out of legally available assets when and to the extent determined by our board of directors from time to time. Each shareholder is entitled to one vote for each common share held by him on all matters submitted to a vote of shareholders. The holders of a majority of the common shares voting can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not convertible or redeemable. If we are liquidated or dissolved or our business is otherwise wound up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred shares. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

   If our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, we will promptly declare and pay a 10% stock dividend to common shareholders of record as of the record date for that dividend. There will be no increase in the number of, or decrease in the exercise price for, the common shares underlying the unit warrants and the representative's warrant as a result of this dividend. Our executive officers and one other shareholder have agreed to immediately return any dividend shares they may receive to us as a contribution to capital.

   The rights of the holders of common shares are subordinate to the rights of any holders of preferred shares outstanding from time to time.

Preferred Shares

   The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of preferred shares, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred shares could have the effect of decreasing the market price of our common shares and could adversely affect the voting and other rights of the holders of our common shares. There are no preferred shares outstanding.



Unit Warrants

   General. The unit warrants issued in this offering may be exercised at any time beginning 30 days after this offering and ending on _____________ ___, 2007. Each unit warrant entitles the holder to purchase one common share at an exercise price of $_______ per share (150% of the initial public offering price of the units). This exercise price will be adjusted if specific events, summarized below, occur. A unit warrantholder will not be deemed a holder of the underlying common share for any purpose until the unit warrant is exercised.

   Redemption. Beginning six months after the effective date of this offering, we will have the right to redeem the unit warrants at a price of $0.25 per unit warrant, after providing 30 days' prior written notice to the unit warrantholders, at any time after the closing price for our common stock, as reported on the Nasdaq SmallCap Market, was at or above 200% of the initial unit offering price for any ten consecutive trading days. We will send a written notice of redemption by first class mail to unit warrantholders at their last known addresses appearing on the registration records maintained by the transfer agent for our unit warrants. No other form of notice or publication or otherwise will be required. If we call the unit warrants for redemption, the unit warrantholders will then have to decide whether to sell the unit warrants, exercise the unit warrants before the close of business on the business day preceding the specified redemption date or hold them for redemption.

   Exercise. The unit warrantholders may exercise the unit warrants only if an appropriate registration statement is then in effect with the SEC and if the common shares underlying the unit warrants are qualified for sale under the securities laws of the state in which the holder resides. To exercise a unit warrant, the holder must deliver to our transfer agent the unit warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of unit warrants being exercised. Fractional shares of common stock will not be issued upon exercise of our redeemable unit warrants.

   Adjustments of exercise price. The exercise price of the unit warrants will be adjusted if we declare any stock dividend to stockholders, other than the 10% stock dividend issuable if our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to this stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a unit warrant or, if we elect, an adjustment of the number of unit warrants outstanding.

Options

   As of the date of this prospectus, under our 2001 stock option plan, there are outstanding options to purchase 185,261 common shares of which 134,530 have an exercise price of $2.60 and 50,731 have an exercise price of $8.00. There are an additional 64,739 common shares reserved for issuance under our 2001 plan. In addition, options to purchase 78,720 common shares at an exercise price of $0.42359 per share are also outstanding. These options were not granted under the option plan.

Authorized But Unissued Shares

   The authorized but unissued common shares and all of the preferred shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   The New York Business Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation does not impose any supermajority vote requirements.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws

   Certain provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

   Special meetings of shareholders. Special meetings of our shareholders may be called only by the president, the chief executive officer, the chairman of the board of directors or by a majority of the board of directors then in office. This provision could make it more difficult for shareholders to take actions opposed by the board of directors.

   Issuance of "blank check" preferred shares. As of the date of this prospectus, our certificate of incorporation authorizes our board of directors to issue up to five million "blank check" preferred shares. This means that, without shareholder approval, the board of directors has the authority to attach special rights to preferred shares, including voting and dividend rights. With these rights, preferred shareholders could make it more difficult for a third party to acquire our company.

   Removal of directors only "for cause." Our bylaws provide that members of our board of directors may only be removed for "cause" by the affirmative vote of holders of at least a majority of the shares of the company entitled to vote.

Listing on The Nasdaq SmallCap Market

   We are applying to list the units, common shares and the unit warrants on The Nasdaq SmallCap Market under the symbols "DCLXU," "DCLX" and "DCLXW," respectively.

Transfer Agent, Warrant Agent and Registrar

   The transfer agent and registrar for our common shares and the warrant agent for our unit warrants will be Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE


   Before this offering there was no public market for our common shares. We cannot predict the effect, if any, that sales of, or the availability for sale of, our common shares will have on the market price of our common shares from time to time. Future sales of substantial amounts of our common shares in the public market, including shares issuable upon the exercise of the unit warrants or options granted or to be granted under our stock option plans, could adversely affect the prevailing market price of our common shares and could impair our ability to raise capital in the future through the sale of securities.

   When this offering is completed, we will have outstanding 2,671,314 common shares. Of these shares, all of the shares sold in this offering, as well as any dividend shares that will be issued if our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by an "affiliate" of us as that term is defined in Rule 144 under the Securities Act. The remaining 1,421,314 common shares held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. Under Rule 144, without regard to the lock-up agreements described below, 1,345,641 of the "restricted securities" will be eligible for sale 90 days after the date of this prospectus, 673 common shares will be eligible for sale in April 2003 and 75,000 common shares will be eligible for sale one year from the date of this prospectus.

   In addition to the common shares actually issued and outstanding, on the date of this prospectus there are 263,981 common shares issuable upon exercise of outstanding options. This does not include common shares underlying the unit warrants and the representative's warrants issued in connection with this offering.

Lock-Up Agreements

   All of our officers, directors and shareholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of one year after the date of this prospectus. Transfer or dispositions can be made sooner with the prior written consent of the representative or to any trust for the benefit of the transferring shareholders or members of their families. At the expiration of the lock-up period, one year after the date of this prospectus, all of the restricted shares, other than restricted shares that are also "144(k) shares," will be available for resale to the public in accordance with the volume and trading limitations of Rule 144.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

   o 1% of the number of shares of common stock then outstanding which will equal approximately 26,714 shares immediately after this offering; or

   o the average weekly trading volume of the common stock on The Nasdaq SmallCap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. Of the restricted securities, 33,641 common shares are eligible for sale under Rule 144(k).

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, some of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock plan or other written agreement may be eligible to resell these shares. Resales under Rule 701 must be effected 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with many of the restrictions, including the holding period, contained in Rule 144.

Registration Rights

   We have granted registration rights to two of our shareholders owning 112,731 common shares in the aggregate. As a result, we may be required to register some or all of their common shares for sale if they exercise their rights. Both shareholders have waived their registration rights to the extent they apply to this offering and have agreed not to exercise those rights for the one-year period beginning on the date of this prospectus.

                     UNITED STATES INCOME TAX CONSEQUENCES


   The following summary describes the material United States federal income tax consequences of the ownership of our securities applicable to holders who are natural persons. This discussion does not address all aspects of United States federal income taxation in light of a holder's particular facts and circumstances, nor does it address foreign, state or local income tax consequences or estate tax consequences that apply to a holder of our securities. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the income tax regulations, Internal Revenue Service rulings and judicial decisions promulgated and issued as of the date of this prospectus. The provisions, regulations, rulings and decisions may be amended, repealed, revoked, modified or overturned with retroactive effect so as to result in tax consequences different from those discussed below.

   Persons considering purchasing our securities should consult with their own tax advisors concerning the United States federal income tax consequences of their ownership of our securities in light of their particular circumstances as well as under the laws of any other taxing jurisdiction.

   As used in this section, a "U.S. holder" is a an individual who holds any of our securities and is either a U.S. citizen or a resident alien of the United States and a "non-U.S. holder" is an individual who holds any of our securities and is neither a U.S. citizen nor a resident alien of the United States.

   Dividends

   A U.S. holder will be required to include in gross income and taxed as ordinary income the amount of any distribution paid on our common shares to the extent the distribution is paid out of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of the distribution that exceeds our current and accumulated earnings and profits will be applied against and will reduce the U.S. holder's tax basis in his common shares until the basis is reduced to zero. The amount of the distribution that exceeds our current and accumulated earnings and profits and the U.S. holder's tax basis is treated as capital gain and taxed accordingly. The amount of the distribution is the cash distributed and the fair market value of any property distributed.

   In the case of a non-U.S. holder, the portion of a distribution that constitutes a dividend will be subject to a withholding tax of 30% of a such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, generally, where a treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to withholding tax, but instead are subject to United States federal income tax on a net basis at the applicable graduated rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. A non-U.S. holder of common shares who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding) for dividends paid will be required to satisfy applicable certification and other requirements and may be required to obtain a United States taxpayer identification number. A non-U.S. holder of common shares eligible for a reduced rate of United States withholding tax may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

   If our audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, we will promptly declare and pay a 10% stock dividend to common shareholders of record as of the record date for that dividend. There will be no increase in the number of or decrease in the exercise price for the common shares underlying the unit warrants and the representative's warrant as a result of this dividend. Our executive officers and one other shareholder have agreed to immediately return any dividend shares they may receive to us as a contribution to capital.

   The proper tax treatment of this dividend is not certain. Generally, stock dividends are tax free. In this case, however, the dividend may be deemed disproportionate among the shareholders since some shareholders have agreed to return any dividend shares they may receive to us, in which case the dividend would be taxable to the recipient. If the dividend is taxable, you will have ordinary income in an amount equal to the value of the dividend shares on the date they are distributed to the extent of our earnings and profits. We will not distribute any cash as part of this dividend.

   Basis

   The measure of income or loss from a sale or exchange of the unit or the securities underlying the unit depends on the tax basis of the unit and the common share and the unit warrant underlying the unit. Each unit will have a tax basis equal to the initial public offering price per unit. The tax basis for the securities underlying the unit will be determined by allocated the initial public offering price for the unit to the common share and the unit warrant included in the unit in proportion to the relative fair market values of these securities at the time of the offering.

   In the case of common shares received as a result of a stock dividend, the basis of those shares would depend on whether or not the dividend was taxable. If the dividend were tax-free, a pro rata portion of the basis of the common shares to which they relate would be allocated to the dividend shares. If the dividend were taxable, your basis in those dividend shares would be their fair market value on the date of the distribution.

   Dispositions

   A U.S. holder will recognize gain or loss when he sells or otherwise disposes of a security in a taxable transaction in an amount equal to the difference between the amount realized by the U.S. holder and the U.S. holder's tax basis in that security. The gain or loss will be a capital gain or loss if the security is a capital asset in the hands of the U.S. holder and will be long-term capital gain or loss if the U.S. holder has held the security for more than one year.

   A non-U.S. holder generally will not be subject to U.S. federal income tax on the gain recognized from the sale or other disposition of the security unless the (1) gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, generally, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder or (2) the non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met. A non-U.S. holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. A non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on gain derived from the sale, which may be offset by United Source capital losses even though the individual is not considered a resident of the United States.

   If the holder of a unit warrant allows the unit warrant to expire without exercise, the expiration will be treated as a sale or exchange of the unit warrant on the expiration date. The holder will have a taxable loss in an amount equal to the holder's tax basis in the unit warrant at the time of the lapse.

   No gain or loss will be recognized when the holder exercises the unit warrant. The tax basis of the common share received upon exercise of the unit warrant will equal the sum of the holder's tax basis for unit warrant and the exercise price. The holding period of the common share underlying for purposes of determining whether any gain or loss recognized upon a subsequent sale or other disposition of the underlying common share will begin on the date the unit warrant was acquired.

   Information Reporting and Backup Withholding


   We must report annually to the Internal Revenue Service and to each holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding is required. Copies of the information returns, reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

   A non-U.S. holder may be subject to backup withholding at the rate of 30% unless applicable certification requirements are met.


   Payment of the proceeds of a sale of the securities within the United States or conducted through certain United States related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person or the holder otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING



   Paulson Investment Company, Inc. is acting as the representative of the underwriters of this offering. We and the underwriters have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain conditions, each of the underwriters named below has agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.




    Underwriter                                                      Number of Units
    -----------                                                      ---------------
    Paulson Investment Company, Inc.  ............................
    I-Bankers Securities Incorporated ............................


                                                                        ---------
       Total .....................................................      1,250,000
                                                                        =========



   The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the obligations of the underwriters to pay for and accept delivery of the units are subject to the approval of certain legal matters by counsel and certain other conditions. These conditions include the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for such purpose have been instituted or threatened by the Securities and Exchange Commission.

   The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more than $_____ per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $_____ per unit. After completion of the initial public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

   The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus to any accounts over which they exercise discretionary authority.

Over-allotment option


   Pursuant to the underwriting agreement, we have granted the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 187,500 units on the same terms as the units being purchased by the underwriters from us. The representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $________, $________ and $________, respectively.


Stabilization

   Until the distribution of the units offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase units. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the units. The underwriters may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

   o Over-allotment sales involve syndicate sales in excess of the offering size, which creates a syndicate short position.

   o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

   o Syndicate covering transactions involve purchases of the common stock and public warrants in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional units as described above.

   o Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

   Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the representative's over-allotment option to purchase additional shares in this offering. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

   In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the Nasdaq Smallcap Market or otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

Indemnification

   The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters' compensation

   We have agreed to sell the units to the underwriters at the initial offering price of $_____, less the __% underwriting discount. The underwriting agreement also provides that upon the closing of the units offered, the representative will be paid a nonaccountable expense allowance equal to __% of the gross proceeds from the sale of the units offered by this prospectus, including the over-allotment option.

   We have also agreed to issue warrants to the representative to purchase from us up to 125,000 units at an exercise price per unit equal to 120% of the offering price per unit. These warrants and the securities underlying the warrants are exercisable during the four-year period beginning one year from the date of effectiveness of the registration statement and are not redeemable. These warrants are not transferable for one year following the effective date of the registration, except to an individual who is an officer or partner of an underwriter, by will or by the laws of descent and distribution. These warrants will have registration rights. We will cause the registration statement to remain effective until the earlier of the time that all of the representative's warrants have been exercised and the date which is five years after the effective date of this offering. The common stock and warrants issued to the representative upon exercise of these warrants will be freely tradeable.

   The holders of the representative's warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized by the representative on the sale of the securities issuable upon exercise of the representative's warrants may be deemed to be additional underwriting compensation. The securities underlying the representative's warrants are being registered on the registration statement. During the term of the representative's warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the representative's warrants are outstanding. At any time at which the representative's warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

Lock-up agreements

   Our officers, directors and other stockholders have agreed that for a period of one year from the date this registration statement becomes effective that they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the representative, which consent will not be unreasonably withheld. The representative may consent to an early release from the one-year lock-up period if in its opinion the market for the common stock would not be adversely impacted by such sales and in cases of an officer, director or other stockholder's financial emergency. We are unaware of any officer, director or current stockholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of offering price

   Before this offering, there has been no public market for the units and the common stock and unit warrants contained in the units. Accordingly, the initial public offering price of the units offered by this prospectus and the exercise price of the unit warrants were determined by negotiation between us and the representative. Among the factors considered in determining the initial public offering price of the units and the exercise price of the unit warrants were:

   o our history and our prospects;

   o the industry in which we operate;

   o the status and development prospects for our proposed products and services;

   o our past and present operating results;

   o the previous experience of our executive officers; and

   o the general condition of the securities markets at the time of this offering.

   The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and unit warrants contained in the units, can be resold at or above the initial public offering price.


                                 LEGAL MATTERS


   The validity of the common shares offered by this prospectus will be passed upon for us by Morse, Zelnick, Rose & Lander LLP, New York, New York. Partners of Morse, Zelnick et al. own 75,000 common shares. Holland & Knight LLP will pass upon certain matters for the underwriters named in this prospectus in connection with this offering.


                                    EXPERTS

   Goldstein Golub Kessler LLP, independent auditors, have audited our financial statements as of December 31, 2001 and for each of the two years in the period then ended as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Goldstein Golub Kessler LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to us and our units, shares and unit warrants, you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the Securities and Exchange Commission's public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

   We intend to furnish our shareholders with annual reports containing financial statements audited by our independent certified public accountants.

                        DATA CONVERSION LABORATORY, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Independent Auditor's Report ............................................    F-2
 Balance Sheet as of December 31, 2001 and March 31, 2002 (unaudited)
  and March 31, 2002 (unaudited pro forma)...............................    F-3
 Statement of Operations for the years ended December 31, 2001 and 2000 and the three month periods ended March 31, 2002 (unaudited) and 2001
  (unaudited)............................................................    F-4
Statement of Shareholders' Equity for the years ended December 31, 2001
  and 2000 and the three month period ended March 31, 2002 (unaudited)...    F-5
 Statement of Cash Flows for the years ended December 31, 2001 and 2000 and the three month periods ended March 31, 2002 (unaudited) and 2001
  (unaudited)............................................................    F-6
 Notes to Financial Statements ..........................................    F-7

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Data Conversion Laboratory, Inc.

We have audited the accompanying balance sheet of Data Conversion Laboratory, Inc. as of December 31, 2001, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Conversion Laboratory, Inc. as of December 31, 2001 and the results of its operations and its cash flows for the each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.



Goldstein Golub Kessler LLP
New York, New York
May 8, 2002

                        DATA CONVERSION LABORATORY, INC.

                                 BALANCE SHEET



                                                                                           December 31,     March 31,     March 31,
                                                                                               2001           2002          2002
                                                                                           ------------    -----------   ----------
                                                                                                           (Unaudited)   (Unaudited
                                                                                                                         pro forma)
                                         ASSETS
Current Assets:
 Cash..................................................................................     $   14,836     $   16,271    $   16,271
 Accounts receivable...................................................................      1,042,823        998,603       998,603
                                                                                            ----------     ----------    ----------
    Total current assets...............................................................      1,057,659      1,014,874     1,014,874
Property and Equipment--net............................................................      1,262,532      1,288,417     1,288,417
Other Assets...........................................................................         13,982         13,982        13,982
                                                                                            ----------     ----------    ----------
    Total Assets.......................................................................     $2,334,173     $2,317,273    $2,317,273
                                                                                            ==========     ==========    ==========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Revolving line of credit.............................................................     $  515,328     $  385,410    $  385,410
  Accounts payable and accrued expenses................................................        330,886        277,111       277,111
  Income taxes payable.................................................................         44,102         65,244        65,244
  Current portion of term loan payable.................................................         37,500         37,500        37,500
  Current portion of capital lease obligation..........................................         18,452         18,901        18,901
  S corporation distributions payable..................................................             --             --       450,000
  Deferred revenue.....................................................................         60,455         11,751        11,751
  Deferred tax liability...............................................................         44,037         40,837        40,837
                                                                                            ----------     ----------    ----------
    Total current liabilities..........................................................      1,050,760        836,754     1,286,754
Term Loan Payable--net of current portion..............................................         56,250         43,750        43,750
Capital Lease Obligation--net of current portion.......................................         36,955         32,058        32,058
                                                                                            ----------     ----------    ----------
    Total liabilities..................................................................      1,143,965        912,562     1,362,562
                                                                                            ----------     ----------    ----------
Commitments
Shareholders' Equity:
  Common stock--.01 par value; authorized 12,000,000 shares; issued
   and outstanding 1,000,000 shares....................................................         10,000         10,000        10,000
  Additional paid-in capital...........................................................      1,180,208      1,394,711       944,711
  Retained earnings....................................................................             --             --            --
                                                                                            ----------     ----------    ----------
    Shareholders' equity...............................................................      1,190,208      1,404,711       954,711
                                                                                            ----------     ----------    ----------
      Total Liabilities and Shareholders' equity.......................................     $2,334,173     $2,317,273    $2,317,273
                                                                                            ==========     ==========    ==========




                       See Notes to Financial Statements

                        DATA CONVERSION LABORATORY, INC.

                            STATEMENT OF OPERATIONS



                                                                                       Year Ended             Three Month Period
                                                                                      December 31,              Ended March 31,
                                                                                 -----------------------    -----------------------
                                                                                   2000          2001          2001         2002
                                                                                ----------    ----------    ----------   ----------
                                                                                                                  (Unaudited)
Revenue .....................................................................   $3,252,735    $4,879,109    $1,071,310   $1,421,605
Cost of revenue .............................................................    2,115,006     2,783,606       666,424      790,940
                                                                                ----------    ----------    ----------   ----------
Gross margin ................................................................    1,137,729     2,095,503       404,886      630,665
Selling expenses ............................................................      551,794       455,474       100,608      138,850
General and administrative expenses .........................................      572,357       561,772       222,855      187,050
Interest expense ............................................................       47,231        60,784        21,032        8,771
Depreciation and amortization expense .......................................       60,454       128,913        30,068       63,549
                                                                                ----------    ----------    ----------   ----------
Income (loss) before provision for (benefit from)
  income taxes...............................................................      (94,107)      888,560        30,323      232,445
Provision for (benefit from) income taxes ...................................         (325)       88,251            --       17,942
                                                                                ----------    ----------    ----------   ----------
Net income (loss) ...........................................................   $  (93,782)   $  800,309    $   30,323   $  214,503
                                                                                ==========    ==========    ==========   ==========
Basic net income (loss) per common share ....................................   $    (0.09)   $     0.80    $     0.03   $     0.21
                                                                                ==========    ==========    ==========   ==========
Diluted net income (loss) per common share ..................................   $    (0.09)   $     0.75    $     0.03   $     0.20
                                                                                ==========    ==========    ==========   ==========
Weighted-average number of shares outstanding--basic ........................    1,000,000     1,000,000     1,000,000    1,000,000
                                                                                ==========    ==========    ==========   ==========
Weighted-average number of shares outstanding--diluted ......................    1,000,000     1,063,521     1,047,608    1,062,896
                                                                                ==========    ==========    ==========   ==========
Pro forma information (unaudited):
  Net income, as above.......................................................                 $  800,309                 $  214,503
  Pro forma adjustment to provision for income taxes.........................                    349,000                     69,000
                                                                                              ----------                 ----------
  Pro forma net income.......................................................                 $  451,309                 $  145,503
                                                                                              ==========                 ==========
Pro forma basic net income per common share .................................                 $     0.43                 $     0.14
                                                                                              ==========                 ==========
Pro forma diluted net income per common share ...............................                 $     0.40                 $     0.13
                                                                                              ==========                 ==========
Weighted-average number of shares outstanding--basic ........................                  1,056,250                  1,056,250
                                                                                              ==========                 ==========
Weighted-average number of shares outstanding--diluted ......................                  1,119,771                  1,119,146
                                                                                              ==========                 ==========




                       See Notes to Financial Statements

                        DATA CONVERSION LABORATORY, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY



                                                                                     Year Ended December 31, 2001
                                                                   ----------------------------------------------------------------
                                                                        Common Stock
                                                                   ---------------------
                                                                    Number of               Additional                    Total
                                                                     Shares                   Paid-in     Retained    Stockholders'
                                                                   Outstanding    Amount      Capital     Earnings        Equity
                                                                   -----------   -------    ----------    ---------   -------------
Balance at January 1, 2000.....................................     1,000,000    $10,000    $   45,000    $ 493,892     $  548,892
Net loss.......................................................                                             (93,782)       (93,782)
Distributions to shareholders..................................                                             (19,128)       (19,128)
 Undistributed earnings of S Corporation.......................                                380,982     (380,982)            --
                                                                    ---------    -------    ----------    ---------     ----------
Balance at December 31, 2000...................................     1,000,000    $10,000    $  425,982           --        435,982
Net income.....................................................                                             800,309        800,309
Distributions to shareholders..................................                                             (46,083)       (46,083)
 Undistributed earnings of S Corporation.......................                                754,226     (754,226)            --
                                                                    ---------    -------    ----------    ---------     ----------
Balance at December 31, 2001...................................     1,000,000    $10,000    $1,180,208    $      --     $1,190,208
Unaudited:
 Net income for three month period.............................                                             214,503        214,503
 Undistributed earnings of S Corporation.......................                                214,503     (214,503)            --
                                                                    ---------    -------    ----------    ---------     ----------
Balance at March 31, 2002......................................     1,000,000    $10,000    $1,394,711    $      --     $1,404,711
                                                                    =========    =======    ==========    =========     ==========




                       See Notes to Financial Statements

                        DATA CONVERSION LABORATORY, INC.

                            STATEMENT OF CASH FLOWS



                                                                                          Year Ended           Three Month Periods
                                                                                         December 31,            Ended March 31,
                                                                                     ---------------------    ---------------------
                                                                                       2000         2001        2001         2002
                                                                                    ---------    ---------    ---------   ---------
                                                                                                                   (Unaudited)
Cash flows from operating activities:
  Net income (loss)..............................................................   $ (93,782)   $ 800,309    $  30,323   $ 214,503
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization ...............................................      60,454      128,913       30,068      63,549
    Bad debt expense ............................................................                   77,971       77,971
    Deferred income taxes .......................................................                   44,037                   (3,200)
    Changes in operating assets and liabilities:
      Increase in accounts receivable............................................    (228,486)    (424,109)      45,423      44,220
      Decrease in prepaid expenses...............................................      12,427
      Increase in other assets...................................................                   (3,982)
      Increase in accounts payable and accrued expenses..........................     234,080       55,301       44,410     (53,775)
      Increase in income taxes payable...........................................                   44,102       (4,106)     21,142
      Increase in deferred revenue...............................................      25,599       34,856       (7,888)    (48,704)
                                                                                    ---------    ---------    ---------   ---------

      Net cash provided by operating activities..................................      10,292      757,398      216,201     237,734
                                                                                    ---------    ---------    ---------   ---------
Cash flows used in investing activity--purchase of
  property and equipment and capitalized software costs..........................    (357,131)    (656,879)    (136,728)    (89,434)

Cash flows from financing activities:
  Net (repayments) proceeds on revolving line of credit..........................     367,177      (10,050)     (59,584)   (129,918)
  Principal payments on term loan................................................                  (31,250)      (6,250)    (12,500)
  Principal payments on capital lease obligations................................                   (4,343)                  (4,448)
  Advance from shareholder.......................................................                                 6,000
  Distributions to shareholders..................................................     (19,128)     (46,083)
                                                                                    ---------    ---------    ---------   ---------
      Net cash provided by (used in) financing activities........................     348,049      (91,726)     (59,834)   (146,866)
Net increase in cash ............................................................       1,210        8,793       19,639       1,435
Cash at beginning of period .....................................................       4,833        6,043        6,043      14,836
                                                                                    ---------    ---------    ---------   ---------
Cash at end of period ...........................................................   $   6,043    $  14,836    $  25,682   $  16,271
                                                                                    =========    =========    =========   =========
Supplemental disclosure of cash flow information:
 Cash paid during the period for interest .......................................   $  47,231    $  61,299    $  21,032   $   8,798
                                                                                    =========    =========    =========   =========
Supplemental schedule of noncash investing and
  financing activity:
 Property and equipment acquired under capital lease ............................                $  59,750
                                                                                                 =========




                       See Notes to Financial Statements

                        DATA CONVERSION LABORATORY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization, Principal Business Activity and Summary of Significant Accounting Policies:

   Data Conversion Laboratory, Inc. (the "Company") is a leading independent provider of data conversion services.

   Revenue is recognized in the period in which the service is provided. Amounts billed at the beginning of a contract as a setup fee are deferred and amortized over the term of the project.

   Depreciation of property and equipment is provided for using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the asset's useful life or the remaining term of the lease.

   The Company identifies and records impairment on long-lived assets when events and circumstances indicate that such assets have been impaired. The Company periodically evaluates the recoverability of its long-lived assets based on expected nondiscounted cash flows, and recognizes impairment, if any, based on expected discounted cash flows.

   The costs of software developed for internal use incurred during the preliminary project stage of software development are expensed as incurred. Direct costs incurred during the application stage are capitalized and amortized over the estimated useful life of the software. Costs incurred during the post-implementation/operation stage are expensed as incurred.

   The Company has elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code (the "Code") and New York State franchise tax law. Accordingly, there is no provision for federal income taxes as such earnings are taxed directly to the shareholders, and New York State income taxes are payable at reduced rates. The Company is subject to other state and local income taxes. The Company's S Corporation status will be terminated and will revert to C Corporation status immediately before its Initial Public Offering ("IPO"). (See note 12.) Pursuant to Staff Accounting Bulletin Topic 4B, the undistributed S Corporation earnings have been retroactively reclassified to additional paid in capital.

   Deferred income tax liability represents the tax effect of temporary differences between the basis of assets and liabilities for income tax and financial reporting purposes. The component of the deferral arises primarily from the tax base difference of capitalized software costs.

   The Company expenses advertising costs in the period incurred and these amounts are included in selling expenses. Advertising expenses approximated $54,000 and $24,000 for the years ended December 31, 2000 and 2001, respectively, and $11,000 and $9,000 for the three-month-periods ended March 31, 2001 and 2002, respectively.

   Basic earnings per common share is computed using weighted-average number of shares outstanding. Diluted earnings per common share is computed using weighted-average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common shares.
Incremental shares of 62,584 were used in the calculation of diluted earnings per common share for the year ended December 31, 2001 and the quarter ended March 31, 2002. Incremental shares of 47,608 were used in the calculation of diluted earnings per common share for the quarter ended March 31, 2001.
Options to purchase 58,500 shares of common stock at $.57 per share were outstanding at all times during 2000 but were not included in the computation of diluted EPS because the effect of these options would have been antidilutive. These options expire in 2011. For the year ended December 31, 2000, diluted loss per common share is not presented as the result is antidilutive.

   Pursuant to SAB No. 55, the weighted average number of common shares outstanding for the proforma net income in the accompanying statement of operations has been increased to reflect the number of shares whose proceeds would have been necessary to fund the estimated final S Corporation distribution of $450,000 to be paid to pre-offering shareholders from the proceeds upon successful completion of the IPO.

                        DATA CONVERSION LABORATORY, INC.

1. Organization, Principal Business Activity and Summary of Significant Accounting Policies: -- (Continued)

   The accompanying pro forma balance sheet at March 31, 2002 reflects the Company's March 31, 2002 balance sheet adjusted for the accrual of an estimated final S Corporation distribution of $450,000.

   The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

   The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates by management. Actual results could differ from these estimates.

   Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

   The results of operations for the three-month period ended March 31, 2002 are not necessarily indicative of the results of operations expected for the year ended December 31, 2002. Amounts related to March 31, 2002 and the periods ended March 31, 2001 and 2002 are unaudited.

   In the opinion of management, the accompanying unaudited interim financial statements include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results of the interim period.

2. Property and Equipment:

   Property and equipment, at cost, consists of the following:

                                                                                      December 31,    March 31,      Estimated
                                                                                          2001          2002        Useful Life
                                                                                      ------------   ----------    -------------
   Machinery and equipment........................................................     $  649,447    $  649,447    5 to 10 years
   Computer software..............................................................      1,117,636     1,207,060     3 to 5 years
   Furniture and fixtures.........................................................        182,869       182,869    5 to 10 years
   Leasehold improvements.........................................................        231,225       231,225    Term of lease
                                                                                        2,181,177     2,270,601
                                                                                      ------------   ----------
   Less accumulated depreciation and amortization.................................       (918,645)     (982,184)
                                                                                       ----------    ----------
                                                                                       $1,262,532    $1,288,417
                                                                                       ==========    ==========


   Property and equipment includes amounts acquired under capital leases, of approximately $59,750 and $59,750, net of accumulated depreciation of approximately $4,979 and $9,958 at December 31, 2001 and March 31, 2002, respectively.

3. Accounts Payable and Accrued Expenses:

   Accounts payable and accrued expenses consist of the following at December 31, 2001:

   Trade accounts payable..............................................    $266,691
   Accrued vacation....................................................      16,444
   Accrued payroll taxes...............................................      25,030
   Accrued pension.....................................................      22,721
                                                                           --------
                                                                           $330,886
                                                                           ========

                        DATA CONVERSION LABORATORY, INC.

4. Revolving Line of Credit:

   The Company has a revolving line of credit with a financial institution with maximum borrowings not to exceed $575,000. Borrowings under this line bear interest at the bank's prime lending rate (4.75% at December 31, 2001) plus 1% and are payable on demand. Borrowings are collateralized by all of the assets of the Company. At December 31, 2001 and March 31, 2002, the Company had approximately $515,000 and $385,000, respectively, payable to the financial institution. Interest expense charged to operations amounted to approximately $47,000 and $54,000 for the years ended December 31, 2000 and 2001, respectively, and $21,000 and $7,000 for the three-month periods ended
March 31, 2001 and 2002, respectively.

   The estimated fair value of the revolving line of credit approximates the carrying amount due to the short-term nature of the instrument.

5. Term Loan Payable:

   Term loan payable consists of a loan payable in monthly installments of $3,125, plus interest, at the bank's prime lending rate (4.75% at December 31, 2001 and March 31, 2002) plus 1% through June 2004. The term loan is secured by all of the assets of the Company. There is a balance due of $93,750 and $81,250 at December 31, 2001 and March 31, 2002, respectively, of which $37,500 is the current portion at both December 31, 2001 and March 31, 2002.

   Aggregate maturities on term loan payable at December 31, 2001 are as follows:

   Year ending December 31,
   2002.................................................................    $37,500
   2003.................................................................     37,500
   2004.................................................................     18,750
                                                                            -------
                                                                            $93,750
                                                                            =======


   Because the interest rate adjusts with changes in the prime rate, the fair value of the long-term debt is equal to the carrying amount.

6. Capital Lease Obligations:

   The Company leases equipment under a capital lease which expires in 2004. The lease requires monthly payments of $1,916 including interest at 9.64% per annum.

   Aggregate future minimum payments under the capital lease at December 31, 2001 are as follows:

   Year ending December 31,
   2002.................................................................    $22,992
   2003.................................................................     22,992
   2004.................................................................     17,322
                                                                            -------
                                                                             63,306
   Less amount representing interest....................................      7,899
                                                                            -------
                                                                             55,407
   Less current portion.................................................     18,452
                                                                            -------
    Capital lease obligations, net of current portion...................    $36,955
                                                                            =======

                        DATA CONVERSION LABORATORY, INC.

7. Income Taxes:

   The provision for income taxes differs from the amount computed using the federal statutory rate of 34% as a result of the following:

   December 31,
    -----------                                                        2001    2000
                                                                        ---    ---
   Tax at federal statutory rate ...................................     34%   (34)%
   Flow through of S Corporation taxable income or loss
     to stockholders ...............................................    (34)    34
   State and local income taxes ....................................     10     --
                                                                        ---    ---
   Provision for income taxes ......................................     10%     0%
                                                                        ===    ===


   At December 31, 2001 and March 31, 2002, the recorded amount of computer software costs exceeded their tax basis by approximately $450,000 and $430,000, respectively. This temporary difference gave rise to a deferred tax liability of $44,037 and $40,837, respectively.

   Upon termination of its S Corporation status, the Company will record an additional deferred tax liability of approximately $153,000.

   The accompanying statement of operations for the year ended December 31, 2001 includes a pro forma adjustment to the provision for income taxes on a C Corporation basis as follows:

   Current:
    Federal .....................................................   $137,000
    State and local .............................................     31,000
    Deferred ....................................................    181,000
                                                                    --------
      Pro forma adjustment to the provision for incomes taxes....   $349,000
                                                                    ========


8. Employee Benefit Plan:

   The Company has a noncontributory defined contribution plan under
Section 401(k) of the Internal Revenue Code (the "Code") covering all qualified employees. An officer of the Company serves as trustee of the plan.

9. Stock Options:

   During 1999, an employee of the Company was granted options to purchase 58,500 shares of the Company's common stock at an exercise price of $.57 per share, which were fully vested at the date of issuance and are exercisable through 2011.

   During 2001, the Company adopted a stock option plan (the "Plan") which allows the board of directors to grant incentives to employees and directors in the form of incentive stock options and nonqualified stock options. At December 31, 2001, options to purchase 104,500 common shares at an exercise price of $3.50 per share, which vested 25% on the date of grant and 25% on each of the three subsequent anniversary dates, were outstanding and exerciseable at various dates through 2011. Also, an employee of the Company was granted options to purchase 475 shares of the Company's common stock at an exercise price of $3.50 per share, which were fully vested at the date of issuance and are exercisable through 2011. As of December 31, 2001, the Company has reserved 250,000 shares of common stock to be issued under the Plan.

   A summary of the status of the Company's options as of December 31, 2001 and 2000, and changes during the years then ended are presented below:

                        DATA CONVERSION LABORATORY, INC.


                                                                                             2000                   2001
                                                                                     -------------------    --------------------
                                                                                                Weighted-              Weighted-
                                                                                                 Average                Average
                                                                                                Exercise               Exercise
                                                                                     Options      Price     Options      Price
                                                                                      ------      -----     -------      -----
   Outstanding at beginning of year ..............................................    58,500      $0.57      58,500      $0.57
   Granted .......................................................................                          111,975      $3.50
   Canceled ......................................................................                           (7,000)     $3.50
                                                                                      ------      -----     -------      -----
   Outstanding at end of year ....................................................    58,500      $0.57     163,475      $2.45
                                                                                      ======      =====     =======      =====


   The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

                                                                                                                      Weighted-
                                                                                                                       Average
                                                                                                                      Remaining
                                                                                          Number         Number      Contractual
   Exercise Price                                                                       Outstanding   Exercisable       Life
    --------------                                                                      -----------   -----------       ----
   $0.57............................................................................       58,500        58,500        9 years
   $3.50............................................................................      104,975           475        9 years
                                                                                          -------        ------        -------
   $2.45............................................................................      163,475        58,975        9 years
                                                                                          =======        ======        =======


   The Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock options issued to employees and has adopted the disclosure-only provisions of SFAS No. 123. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net income (loss) and income (loss) per common share would have been as follows:

   Year ended December 31,
    ----------------------                                       2000        2001
                                                               --------    --------
   Net income (loss)--as reported ..........................   $(93,782)   $800,309
                                                               ========    ========
   Net income (loss)--pro forma ............................   $(93,782)   $763,678
                                                               ========    ========
   Basic earnings (loss) per share--as reported ............   $  (0.09)   $    .80
                                                               ========    ========
   Basic earnings (loss) per share--pro forma ..............   $  (0.11)   $    .75
                                                               ========    ========
   Diluted earnings (loss) per share--as reported ..........   $  (0.09)   $    .75
                                                               ========    ========
   Diluted earnings (loss) per share--pro forma ............   $  (0.11)   $    .72
                                                               ========    ========


   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of .1%, risk-free interest rates of 5.0%, expected option life of 5 years and no expected dividends.

10. Commitments:

   The Company is obligated under a noncancelable operating lease for office space expiring October 31, 2002. The lease provides for escalations for real estate taxes and operating costs. The minimum annual rental commitment in 2002 amounts to $54,490.

   Rent expense charged to operations, including escalation charges for real estate taxes and other expenses, amounted to approximately $78,000 and $80,000 for the years ended December 31, 2000 and 2001, respectively, and approximately $19,000 and $27,000 for the three-month periods ended March 31, 2001 and 2002, respectively.

                        DATA CONVERSION LABORATORY, INC.

11. Major Customers:

   For the year ended December 31, 2001, one customer accounted for approximately 14% of total revenue and approximately 16% of the Company's accounts receivable at December 31, 2001. For the year ended December 31, 2000, three customers accounted for approximately 15%, 14%, and 11% of total revenue, respectively.

12. Subsequent Events:

   The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933. The Registration Statement contemplates an offering of 1,250,000 units at an estimated offering price ranging from $7.50 to $8.50 per unit. Each unit will have one common share of the Company and a warrant which will entitle the holder to purchase one common share at an exercise price of 150% of the initial public offering price per unit. The stock and warrant will separate 30 days after the effective date of the registration statement.

   The Company will effect a stock dividend pursuant to which the existing shareholders of the Company will receive .345640833 common shares for each common share outstanding. The financial statements do not give retroactive effect to the dividend.


   If the Company's audited pre-tax income for the year ending December 31, 2002 is less than $1.3 million, the Company will promptly declare and pay a 10% stock dividend to common shareholders of record as of the record date for that dividend. There will be no increase in the number of, or decrease in the exercise price for, the common shares underlying the unit warrants and the representative's warrant as a result of this dividend. The Company's executive officers and one other shareholder have agreed to immediately return any dividend shares they may receive to the Company as a contribution to capital.

                               INSIDE BACK COVER




                           [GRAPHICS TO BE SUPPLIED]























   This graphic, titled "Conversion Capabilities," illustrates the hub and spoke concept of our proprietary data conversion software. The center of the graphic is a circle symbolizing our proprietary conversion software. The core of the circle is called "DCL Conversion Hub." Around the core are different segments representing various modules of the software. Above the software circle are other circles with the names of various popular formats in which content is prepared. These circles represent possible input formats. Arrows lead from these input circles through the software circle and exit to another group of circles. These circles have the names XML, SGML, HTML, PDF and Other and represent the most common output formats generated by our proprietary software.

   You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.

                                ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ......................................................      3
Risk Factors ............................................................      7
Use of Proceeds .........................................................     15
Dividend Policy .........................................................     16
S Corporation Termination ...............................................     16
Capitalization ..........................................................     17
Dilution ................................................................     18
Selected Financial Data .................................................     19
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................     20
Business ................................................................     25
Management ..............................................................     34
Certain Transactions ....................................................     37
Principal Shareholders ..................................................     38
Description of Securities ...............................................     39
Shares Eligible for Future Sale .........................................     42
United States Income Tax Consequences ...................................     44
Underwriting ............................................................     46
Legal Matters ...........................................................     48
Experts .................................................................     48
Where You Can Find
  More Information.......................................................     49
Index to Financial Statements ...........................................    F-1


                                ----------------

   Until          , 2002 (the 25th day after the date of this prospectus) all dealers effecting transactions in our units, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.















                                1,250,000 Units







                       [Data Conversion Laboratory LOGO]












                              --------------------

                                   PROSPECTUS

                              --------------------









                               PAULSON INVESTMENT

                                 COMPANY, INC.




                              I-BANKERS SECURITIES

                                  INCORPORATED







                                           , 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

   Sections 722 and 723 of the New York Business Corporation Law grants us the power to indemnify our officers and directors as follows:

   (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

   (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

   (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

   Payment of indemnification other than by court award is as follows:

   (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

   (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

      (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

      (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

         (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

         (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

         (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

   Our certificate of incorporation provides as follows:

   "SEVENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

   (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

   EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law."

   The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

Item 25. Other Expenses of Issuance and Distribution.

   The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.


Registration fee .................................................   $  3,074.25
NASD fee .........................................................      3,841.56
Nasdaq Smallcap Market listing fee ...............................     19,500.00
Printing expenses ................................................    110,000.00**
Accounting fees and expenses .....................................    125,000.00**
Legal fees and expenses ..........................................    250,000.00**
Blue sky filing fees and related attorney fees and expenses ......     60,000.00**
Transfer agent and registrar fees and expenses ...................      1,000.00**
"Roadshow" expenses and related consultant fees ..................     75,000.00**
Miscellaneous ....................................................      2,584.19**
                                                                     -----------
   Total .........................................................   $650,000.00**
                                                                     ===========

---------------
**  Estimated.

Item 26. Recent Sales of Unregistered Securities.

   On April 10, 2002 a former employee exercised options to purchase 673 common shares. The purchase price for these shares was $1,750.00. The transaction was exempt under Rule 701 of the Securities Act.

Item 27. Exhibits


  Exhibit                                                          Description
    No.                                                            -----------
----------
1.1           Form of Underwriting Agreement**
3.1           Form of Restated Certificate of Incorporation of Data Conversion Laboratory, Inc.**
3.2           Restated Bylaws of Data Conversion Laboratory, Inc.**
4.1           Specimen stock certificate*
4.2           Form of warrant agreement, including form of unit warrant**
4.3           Form of unit certificate*
4.4           Form of representative's warrant**
5.1           Opinion of Morse, Zelnick, Rose & Lander, LLP**
10.1          Data Conversion Laboratory, Inc. 2001 Stock Option Plan, as amended**
10.2          Form of Employee's Confidentiality Agreement**
10.3          WCMA Note, Loan and Security Agreement*
10.4          Term Loan and Security Agreement*
10.5          Lock-Up and Stock Dividend Return Agreement**
23.1          Consent of Goldstein Golub Kessler LLP
23.2          Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)**
24            Power of Attorney (included in signature page)
99.1          Consent of director-nominee (Judy Gross)**
99.2          Consent of director-nominee (Amy Finfer)**
99.3          Consent of director-nominee (Andrew Weiss)**
99.4          Consent of director-nominee (Donna Lynn)**
99.5          Consent of director-nominee (Michael Gross)**
99.6          Consent of director-nominee (David Skurnik)**


---------------
*   To be filed by amendment.

**  Previously filed.


Item 28. Undertakings

   A. The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the Offering.

      (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

      (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



   In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on June 12, 2002.


                                   DATA CONVERSION LABORATORY, INC.


                                   By:  /s/ MARK GROSS
                                        ------------------------------------
                                        Mark Gross
                                        President




   In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 12, 2002.


                   Signature                                                           Title(s)
                   ---------                                                           --------


                /s/ MARK GROSS                     President, Chief Executive Officer and Director
 -----------------------------------------------
                   Mark Gross


                /s/ JUDY GROSS                     Principal Accounting Officer
 -----------------------------------------------
                   Judy Gross